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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205753

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated July 27, 2015

Prospectus Supplement to Prospectus dated July 20, 2015

2,750,000 Shares

Adeptus Health Inc.

Class A Common Stock

          This is a public offering of shares of Class A common stock of Adeptus Health Inc.

          We are offering 1,906,229 shares of our Class A common stock and SCP III AIV THREE-FCER Conduit, L.P., or the selling stockholder, is offering 843,771 shares of our Class A common stock. We intend to use the net proceeds from this offering received by us to purchase, for cash, 1,906,229 limited liability company units of Adeptus Health LLC, our direct subsidiary, from certain of the unit holders of Adeptus Health LLC specified herein, including certain of our directors and executive officers. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder. The selling stockholder will receive all of the net proceeds from the sale of the shares of Class A common stock being sold by it.

          Our Class A common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "ADPT." On July 24, 2015, the last reported sale price of our Class A common stock on the NYSE was $108.90 per share.

          We are an "emerging growth company" as that term is defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and, as such, have elected to comply with certain reduced public company reporting requirements in this prospectus supplement, or documents incorporated by reference herein, and future filings. See "Summary—Implications of Being an Emerging Growth Company."

          Investing in our Class A common stock involves significant risks. See "Risk Factors" beginning on page S-22 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about factors you should consider before buying shares of our Class A common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Adeptus Health Inc.	$	$

Proceeds, before expenses, to the selling stockholder	$	$

          To the extent that the underwriters sell more than 2,750,000 shares of our Class A common stock, the underwriters have the option to purchase up to an additional 412,500 shares from us and the selling stockholder at the public offering price less the underwriting discount.

          The underwriters expect to deliver the shares of Class A common stock on or about                                    , 2015.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch

Lead Manager

BMO Capital Markets

Co-Managers

Evercore ISI	Piper Jaffray	Dougherty & Company

The date of this prospectus supplement is                        , 2015.

Prospectus Supplement

Prospectus

S-i

        We and the underwriters (and any of our or their affiliates) have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who obtain this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside of the United States.

        Unless we state otherwise or the context otherwise requires, the terms "Adeptus Health," "Adeptus," "we," "us," "our" and the "Company" refer to Adeptus Health Inc. and its consolidated subsidiaries after giving effect to the Reorganization Transactions completed in connection with our initial public offering, as described under the heading "Organizational Structure" and elsewhere in this prospectus supplement; prior to the consummation of the Reorganization Transactions and the completion of our initial public offering, these terms refer to Adeptus Health LLC, a Delaware limited liability company through which we are currently conducting our operations and its consolidated subsidiaries.

S-ii

MARKET AND INDUSTRY DATA

        This prospectus supplement and documents incorporated by reference herein include industry data and forecasts that we have prepared based, in part, on information obtained from industry publications and surveys and internal company surveys. Third-party industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, including the American College of Emergency Physicians, or ACEP, a professional organization of emergency medicine physicians that publishes reports relating to emergency medical care, the American Hospital Association, or AHA, a national organization that represents, serves and advocates for nearly 5,000 hospitals, health systems, networks and other providers, and Press Ganey Associates, Inc., or Press Ganey, an independent healthcare advisory services and consulting organization. References to the ACEP National Report Card may be sourced to the ACEP Annual National Report Card released in January 2014. References to AHA Annual Survey data may be sourced to the AHA Annual Survey of Hospitals released in 2013.

        The statements regarding our market position in this prospectus supplement or documents incorporated by reference herein are based on information derived from market studies and research reports cited above and elsewhere in this prospectus supplement or documents incorporated by reference herein. Although some of the companies that compete in our markets are publicly held as of the date of this prospectus supplement, some are not. Accordingly, only limited public information is available with respect to our relative market strength or competitive position. Unless we state otherwise, our statements about our relative market strength and competitive position in this prospectus supplement or documents incorporated by reference herein are based on our management's beliefs, internal studies and our management's knowledge of industry trends.

PRESENTATION OF CERTAIN FINANCIAL MEASURES

        Certain financial measures presented in this prospectus supplement or documents incorporated by reference herein, such as Adjusted EBITDA, are not recognized under accounting principles generally accepted in the United States, which we refer to as "GAAP." Adjusted EBITDA has been presented in this prospectus supplement or documents incorporated by reference herein as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, further adjusted to eliminate the impact of certain additional items, including advisory services paid to our Sponsor (as defined herein), facility preopening expenses, management recruiting expenses, stock compensation expense, costs associated with our public offerings and other non-recurring costs and gains that we do not consider in our evaluation of ongoing operating performance from period to period as discussed further below. Adjusted EBITDA is included in this prospectus supplement or documents incorporated by reference herein because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

        Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs

S-iii

that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of shares of Class A common stock and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the "accompanying prospectus." The accompanying prospectus contains a description of our capital stock and gives more general information, some of which may not apply to the shares of Class A common stock offered hereby. The accompanying prospectus also incorporates by reference documents that are described under "Information Incorporated by Reference" in that prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. Neither we, the selling stockholder nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates set forth therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Neither we, the selling stockholder nor the underwriters are making an offer of any securities other than the registered securities to which this prospectus supplement and the accompanying prospectus relate. We and the underwriters (and any of our or their affiliates) have not done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who obtain this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside of the United States.

        We are an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act of 1933 and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to Section 102 of the Jumpstart Our Business Startups Act, or the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from the documents incorporated by reference herein. We previously opted out of the extended transition period with respect to new or revised accounting standards and, as a result, we comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards was irrevocable. We may avail ourselves of these provisions until December 31, 2015, after which we will cease to be an emerging growth company.

        Certain monetary amounts, percentages and other figures included in this prospectus supplement or documents incorporated by reference herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the

S-iv

figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

        Unless we state otherwise or the context otherwise requires, the terms "Adeptus Health," "Adeptus," "we," "us," "our" and the "Company" refer to Adeptus Health Inc. and its consolidated subsidiaries after giving effect to the Reorganization Transactions completed in connection with our initial public offering, as described under the heading "Organizational Structure" and elsewhere in this prospectus supplement; prior to the consummation of the Reorganization Transactions and the completion of our initial public offering, these terms refer to Adeptus Health LLC, a Delaware limited liability company through which we are currently conducting our operations, and its consolidated subsidiaries.

S-v

 SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus supplement or documents incorporated by reference herein, but it does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus supplement carefully, including the matters discussed under the headings "Risk Factors," "Organizational Structure," "Unaudited Pro Forma Financial Information," and the detailed information that is incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including, without limitation, matters discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our consolidated financial statements and related notes), and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (including, without limitation, matters discussed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our unaudited condensed consolidated financial statements and related notes). In this prospectus supplement, our "Annual Report" refers to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on February 27, 2015 and our "Quarterly Report" refers to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 that we filed with the SEC on May 1, 2015, each of which is incorporated by reference herein. See "Incorporation by Reference." Some of the statements in this prospectus supplement or documents incorporated by reference herein constitute forward-looking statements. For more information, see "Special Note Regarding Forward-Looking Statements."

Company Overview

        We are a patient-centered healthcare organization providing emergency medical care through the largest network of independent freestanding emergency rooms in the United States and partnerships with leading healthcare systems. We have experienced rapid growth in recent periods, growing from 14 freestanding facilities at the end of 2012 to 26 freestanding facilities at the end of 2013, and to 68 freestanding facilities as of June 30, 2015. We currently own and/or operate facilities located in the: (i) Houston, Dallas/Fort Worth, San Antonio and Austin, Texas markets; (ii) Colorado Springs and Denver, Colorado markets; and (iii) Phoenix, Arizona market, which includes a full service, licensed general hospital. Each facility opened in 2014 and 2015 was newly constructed.

        Since our founding in 2002, our mission has been to address the need within our local communities for immediate and convenient access to quality emergency care in a patient-friendly, cost-effective setting. We believe we are transforming the emergency care experience with a differentiated and convenient care delivery model which improves access, reduces wait times and provides high-quality clinical and diagnostic services on-site. Our facilities are fully licensed and provide comprehensive emergency care with an acuity mix that we believe is comparable to hospital-based emergency rooms.

        Emergency care is a significantly underserved market in the United States today and the current system is overburdened.

  •
  Demand has grown dramatically, with emergency room visits increasing 47.1%, from 90.8 million in 1992 to 133.6 million in 2013, while the number of emergency room departments decreased by 11.8% over the same period, from approximately 5,035 in 1992 to approximately 4,440 in 2013, according to the American Hospital Association, or AHA.

  •
  In their 2014 National Report Card on America's emergency care environment, the American College of Emergency Physicians, or ACEP, assigned an overall grade of "D–" for the category of access to emergency care, reflecting too few emergency departments to meet the needs of a growing, aging population and the projected increase in the number of insured individuals as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or the PPACA.

        We believe freestanding emergency rooms are an essential part of the solution, providing access to quality care and offering a significantly improved patient experience relative to traditional hospital emergency departments.

What We Do and Why We Are Different

        We focus on providing emergency care through our freestanding emergency rooms with the goal of improving the quality of care and enhancing the overall experience for patients and physicians. We have developed an innovative facility design and infrastructure specifically tailored to the emergency care delivery system that combines staff, equipment and physical layout to deliver high-quality, cost-effective and coordinated patient-focused care. This approach limits the need to move patients and provides ease of access to all necessary medical services we provide, allowing us to enhance the overall experience of the patient. Our facility design also allows physicians and nursing staff to provide all levels of care required for our patients during their visit. Our philosophy is to center care around the patient, rather than expect the patient to adapt to our facilities and staff. We believe our focused approach increases patient, physician and staff satisfaction. Innovative characteristics of our emergency facilities include:

  •
  24/7 Emergency Care.  Freestanding emergency room facilities, which typically range from approximately 6,000 to 7,000 square feet and are located in a convenient, local community setting and open 24 hours a day, seven days a week with on-site emergency staff, including a physician, at all times;

  •
  Board-Certified Physicians.  Staffed with experienced healthcare professionals capable of handling all emergency issues. As of December 31, 2014, we contracted with approximately 434 Board-certified physicians with an average of 15 years of medical experience who have treated more than 400,000 patients at our facilities;

  •
  Streamlined.  Streamlined check-in process designed to have patients seen by a physician within minutes;

  •
  Focused Capability.  Typically six to nine emergency exam rooms, which include two high-acuity suites, one child-friendly pediatric room and a specialized obstetrics/gynecology room;

  •
  Coordinated Care.  Centralized nurses' station that serves as a command center to coordinate care;

  •
  Full Radiology Suite.  In-house diagnostic imaging technology, including CT scanners, digital x-rays and ultrasounds, with final reads from on-call radiologists; and

  •
  On-Site Laboratory.  On-site laboratories, which provide results within approximately 20 minutes, and are certified by the Clinical Laboratory Improvements Amendments, or CLIA, and accredited by the Commission on Office Laboratories Accreditation, or COLA.

        We operate at the higher end of the acuity and emergency care spectrum. Our capabilities and offerings differ from other care models as outlined below:

Spectrum of Primary and Emergency Care Services

Market Opportunity

        Freestanding emergency rooms remain the least penetrated alternate site provider segment in the U.S. healthcare sector. As of 2012, there were approximately 400 freestanding emergency rooms in the United States as compared to approximately 1,400 retail clinics, 6,000 ambulatory surgery centers and 9,300 urgent care centers. We believe this represents a significant opportunity to deliver quality care in the freestanding emergency room setting and transform this underpenetrated market. We have developed a highly scalable business model for establishing new freestanding emergency rooms that include attractive unit economics, sophisticated data analytics to support our site-selection process, proven real estate development practices and innovative marketing programs. Using this model, we have grown to become more than three times the size of our next largest independent freestanding emergency room competitor and are expanding rapidly. We seek to transform the emergency care delivery model by offering high-quality, efficient and consumer-oriented healthcare in our local communities.

        In their 2014 National Report Card on America's emergency care environment, ACEP assigned an overall grade of "D–" for the category of access to emergency care, reflecting too few emergency departments to meet the needs of a growing, aging population and the projected increase in the number of insured individuals as a result of the PPACA. We believe freestanding emergency rooms are an essential part of the solution.

        We also believe that we offer a dramatically improved patient experience relative to traditional hospital emergency departments by significantly reducing wait times and providing rapid access to Board-certified physicians on-site. We also provide convenient access to critical, high-acuity care as compared with urgent care centers and are open 24 hours a day, seven days a week. Based on patient feedback collected by Press Ganey, First Choice Emergency Room received the prestigious Guardian of Excellence Award in 2013 and 2014 for exceeding the 95th percentile in patient satisfaction nationwide.

Our Value Proposition

Value Proposition for Patients

        As healthcare has evolved, the consumer has taken greater control of healthcare expenditures and demands more convenient access to healthcare, better value and an improved overall patient experience. Our philosophy is to center care around the patient, rather than expect the patient to adapt to our facilities and staff. We offer patients an attractive value proposition:

  •
  Access to Care.  Our facilities are located in a convenient, local community setting and are open 24 hours a day, seven days a week with on-site emergency staff, including a Board-certified physician at all times.

  •
  Immediate Care.  A streamlined check-in process designed to have patients seen by a physician within minutes.

  •
  Physician Focus.  Our physicians are focused on the patient, spending more time on patient care than on administrative tasks, providing high-quality service, prompt diagnoses and the appropriate medical treatment.

  •
  Technology.  Facilities equipped with full radiology suites, including CT scanners, digital x-rays and ultrasounds, as well as on-site laboratories certified by CLIA and accredited by COLA that provide test results within approximately 20 minutes.

  •
  Superior Experience.  An overall enhanced patient experience.

        As a result, based on patient feedback collected by Press Ganey, First Choice Emergency Room received the prestigious Guardian of Excellence Award in 2013 and 2014 for exceeding the 95th percentile in patient satisfaction nationwide.

Value Proposition for Communities

        Community providers, including physician's offices and hospital emergency rooms, serve a critical and valuable purpose in delivering healthcare. However, the shortage of emergency rooms makes it increasingly challenging to meet the rising demand for emergency care. This has led to an overburdened emergency room network that is often poorly aligned with care consumption trends.

        We seek to transform the emergency delivery model and fill a public need by offering high-quality, efficient and consumer oriented healthcare in our local communities. We offer communities an attractive value proposition:

  •
  Access to Care.  Facilities located in convenient, local community settings. Approximately 60% of each facility's patients come from a three-mile radius, with approximately 80% coming from a five-mile radius.

  •
  24/7.  Access to Board-certified physicians at all times, including outside normal business hours.

  •
  Partnership.  Key partner for health systems seeking to enhance their local community presence through direct admissions relationships and new innovative partnerships.

  •
  Care Continuum.  Connectivity across the patient-care continuum from patient referrals to post-emergency care.

Value Proposition for Physicians

        The evolving healthcare delivery environment, reflected by significant regulatory changes, increasing administrative burdens, shifting competitive provider landscape and a transition to new reimbursement models, is increasing pressure on physicians. We offer an attractive working environment:

  •
  Team-Based Care.  Team-based environment, supported by dedicated staff.

  •
  Patient Centric.  Our model allows physicians to spend more time with each patient, which enables them to focus their attention on the patient in order to deliver high-quality care.

  •
  Dedicated Support.  Rapid delivery of lab and diagnostic results through on-site capabilities.

  •
  Physician Friendly.  Scheduling flexibility and a well-defined compensation program. Payment of malpractice insurance coverage premiums for physicians practicing at our facilities.

Value Proposition for Payors

        We believe that our emergency room facilities reduce overall costs for payors by reducing unnecessary tests and patient admittances. According to the National Hospital Ambulatory Medical Care Survey, the national average emergency room inpatient admittance rate was approximately 11.9% in 2011, while our average inpatient admittance rate was approximately 3.8% for the year ended December 31, 2014. We believe our facilities provide comprehensive emergency care with an acuity mix that is comparable to hospital-based emergency rooms.

Value Proposition for Hospitals

        We have an attractive business model that provides communities direct access to emergency care, helping to relieve the overburdened hospital emergency room system. Our facilities provide high-quality emergency care for a wide variety of conditions, including heart attacks, severe abdominal pain and respiratory distress similar to the care provided in traditional hospital emergency rooms. When hospital-based services such as surgery or cardiac catheterization are needed, patients are stabilized at our facilities before being transferred to nearby hospitals via ambulance. Transfer agreements are in place with local hospitals that often facilitate direct admission.

Recent Initiatives and Outlook

        Following an investment in 2011 by Sterling Partners, which we refer to as our Sponsor, we embarked on a number of growth initiatives. These included the hiring of a number of senior officers, including our CEO Tom Hall, as part of our efforts to enhance and expand our management team, developing the necessary clinical and operational infrastructure to position us for future growth and entering new geographic markets such as Colorado. We are also building strategic alliances with leading health systems. In October 2014, we entered into a joint venture with Dignity Health to support the growing demand for access to quality medical care in Arizona. As described below, this partnership has started with Dignity Health Arizona General Hospital, a full-service healthcare hospital facility in the Phoenix market, and includes plans for additional access to emergency medical care in Phoenix. In April 2015, we announced a new joint venture with University of Colorado Health to improve access to high-quality and convenient emergency medical care in Colorado. We have also entered into alliances with affiliates of Hospital Corporation of America, or HCA, in the North Texas and Houston areas to enhance the continuum of care for our patients by streamlining clinical protocols for transfers to hospitals and providing direct access to approximately 5,500 physicians and 12 hospitals in North Texas and approximately 3,300 physicians and 9 hospitals in the Houston area, for follow-up care. In addition, we have a relationship with an affiliate of Concentra Medical Centers, or Concentra, urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed.

        Our commitment to delivering superior patient care in the local community setting, identifying and retaining outstanding healthcare professionals, and investing in systems and processes to drive results, coupled with strong industry trends and sophisticated real estate development and marketing, has enabled us to build a track record of growth. We expect to grow our facility base at a rate of more than 20 facilities annually over the next several years, targeting communities within mid-sized and large metropolitan markets currently underserved by emergency departments. We believe we have the opportunity to substantially grow our footprint to more than 100 facilities over the next two years in both existing and new markets. We have a robust pipeline of more than 50 sites under development in our existing and additional new markets, including opening a full-service general hospital in Texas in 2015. To support this growth and development, we have made significant investments in our professional and real estate development staff, as well as in sales and marketing initiatives. Our consolidated total net patient service revenue increased from $102.9 million in 2013 to $210.7 million in 2014, representing approximately 104.8% annual growth.

Recent Developments

Financial Performance for the Quarter Ended June 30, 2015

        On July 23, 2015, we issued a press release announcing our second quarter results, as set forth below:

	Three months ended June 30,
(dollars in thousands, except per share data)	2015	2014
Statement of Operations Data:
Revenue:
Patient service revenue	$104,363	$51,946
Provision for bad debt	(17,514)	(7,708)

Net patient service revenue	86,849	44,238
Management and contract service revenue	2,738	—

Total net operating revenue	$89,587	$44,238

Equity in earnings of joint ventures	3,621	—
Consolidated Balance Sheet Data:
Cash	$46,129	$44,876
Total assets	395,297	277,601
Total debt and capital lease obligations	159,023	110,935
Shareholders' equity	$126,636	$107,152
Other Financial Data:
Adjusted EBITDA(1)	$22,940	$5,943
Systemwide net patient service revenue(2)	104,508	44,238
Systemwide same-store revenue(3)	$46,231	$38,262
Other Operational Data:
Number of systemwide facilities	69	38

(1)
We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including advisory services paid to our Sponsor, facility preopening expenses, management recruiting expenses, stock compensation expense, costs associated with our public offerings and other non-recurring costs and gains. Adjusted EBITDA is included or incorporated by reference herein because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense, and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs that may recur in the future. Adjusted

  EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
  The following table sets forth a reconciliation of our Adjusted EBITDA to net income (loss) using data derived from our consolidated financial statements for the periods indicated:

	Three months ended June 30,
(dollars in thousands)	2015	2014
Net (loss) income	$27,674	$(9,429)
Depreciation and amortization	4,929	3,393
Interest expense(a)	3,898	4,319
Provision for income taxes	6,328	38
Gain on contribution to joint venture(b)	(24,250)	—
Advisory Services Agreement fees and expenses(c)	—	155
Preopening expenses(d)	1,991	1,600
Management recruiting expenses(e)	185	56
Stock compensation expense(f)	608	179
Public offering costs(g)	993	4,998
Other(h)	584	634

Total adjustments	(4,734)	15,372

Adjusted EBITDA	$22,940	$5,943

(a)
Consists of interest expense and fees of $3.9 million and $4.3 million for the three months ended June 30, 2015 and 2014, respectively.

(b)
Gain recognized on the contribution and change of control of previously owned freestanding facilities to the joint venture with UCHealth.

(c)
Consists of management fees and expenses paid to a significant shareholder under our Advisory Services Agreement. The Advisory Services Agreement was terminated in connection with the consummation of our initial public offering in June 2014.

(d)
Includes labor, marketing costs and occupancy costs prior to opening a facility and the equity in loss of our unconsolidated joint venture in 2014.

(e)
Third-party costs and fees involved in recruiting our management team.

(f)
Stock compensation expense associated with grants of management incentive units.

(g)
Consists of $1.0 million of costs incurred in conjunction with our secondary public offering in May 2015 for the three months ended June 30, 2015 and costs incurred in conjunction with our initial public offering, including $2.4 million in bonuses for certain members of management, $2.3 million in costs related to the termination of our Advisory Services Agreement and $0.5 million of other offering costs for the three months ended June 30, 2014.

(h)
For the three months ended June 30, 2015, we incurred costs to develop long-term strategic goals and objectives totaling $0.6 million. For the three months ended June 30, 2014, we incurred terminated real-estate development costs totaling $0.2 million, costs to develop long-term strategic goals and objectives totaling $0.3 million and board fees and travel expenses paid to members of the board of directors totaling approximately $0.1 million.

(2)
Systemwide net patient service revenue includes revenue from our unconsolidated facilities as if they were consolidated. Systemwide net patient service revenue is a non-GAAP measure of our financial performance and should not be considered as an alternative to net patient service revenue as a measure of financial performance, or any other performance measure derived in accordance with GAAP. We believe the presentation of systemwide net patient service revenue provides supplemental information regarding our financial performance as it includes revenue earned by all of our affiliated facilities, regardless of consolidation.

The following table sets forth a reconciliation of our systemwide net patient service revenue to net patient service revenue for the periods indicated.

	Three months ended June 30,
	2015	2014
Net patient service revenue	$86,849	$44,238
Unconsolidated joint ventures	17,659	—

Systemwide net patient service revenue	$104,508	$44,238

(3)
We begin including revenue for a new facility as systemwide same-store revenue from the first day of the 16th full fiscal month following the facility's opening, which is when we believe same store comparison becomes meaningful. When a facility is relocated, we continue to include revenue from that facility in same store revenue. Same store revenue allows us to evaluate how our facility base is performing by measuring the change in period over period net revenue in facilities that have been open for 15 months or more. Various factors affect same store revenue, including outbreaks of illnesses, changes in marketing and competition.

        The financial data presented above is preliminary, based upon our estimates and is subject to revision based upon our financial closing procedures and the completion of our financial statements. Our actual results may be materially different from our estimate. In addition, these estimated results are not necessarily indicative of our results for any future period.

Initial Public Offering

        On June 30, 2014, we completed our initial public offering of 5,321,414 shares of our Class A common stock at a price to the public of $22.00 per share and received net proceeds of approximately $96.2 million, after deducting underwriting discounts and commissions and offering expenses. We used the net proceeds from the initial public offering to purchase limited liability company units of Adeptus Health LLC, or LLC Units, from Adeptus Health LLC. Adeptus Health LLC used the proceeds it received as a result of our purchase of LLC Units to cause First Choice ER, LLC to reduce outstanding borrowings under its senior secured credit facility, to make a $2.0 million one-time payment to an affiliate of our Sponsor in connection with the termination of an advisory services agreement and for general corporate purposes. An additional 313,586 shares were also sold by an affiliate of our Sponsor.

Secondary Offering

        On May 11, 2015, we completed a public offering of 1,572,296 shares of our Class A common stock at a price to the public of $63.75 per share and received net proceeds of approximately $94.5 million, after deducting underwriting discounts and commissions and offering expenses. We used the net proceeds from the offering to purchase, for cash, 1,572,296 LLC Units from certain of Post-IPO

Unit Holders, as defined under the heading "Organizational Structure." An additional 842,704 shares were also sold by an affiliate of our Sponsor.

Additional Master Funding and Development Agreements

        In July 2014, we entered into a second Master Funding and Development Agreement, or the Second MPT Agreement, with an affiliate of Medical Properties Trust, or MPT, to fund future facilities. In April 2015, we entered into an amendment to the Second MPT Agreement, or the Amended MPT Agreement. The Amended MPT Agreement allows for a maximum aggregate funding of $250.0 million. The Second and Amended MPT Agreements are separate from and in addition to our initial Master Funding and Development Agreement, or the Initial MPT Agreement. All other material terms in these agreements remain consistent with our Initial MPT Agreement. We refer to these agreements collectively as the MPT Agreements. As of June 30, 2015, $228.5 million remained available under the MPT Agreements.

Joint Venture with Dignity Health

        On October 22, 2014, we announced our expansion into Arizona through a joint venture with Dignity Health, one of the nation's largest health systems. The new partnership has started with Dignity Health Arizona General Hospital, a full-service healthcare hospital facility in Phoenix, Arizona, and includes plans for additional access to emergency medical care in Phoenix. This facility began its training and certification phase of operation in December 2014 and received its CMS certification from the Joint Commission on January 30, 2015. Department of Health and Human Services' Centers for Medicare and Medicaid Services, or CMS, certification allows us to receive reimbursement for services provided to Medicare and Medicaid patients of the hospital. Dignity Health Arizona General Hospital is a full-service healthcare hospital facility, licensed by the state as a general hospital. Spanning 39,000 square feet, the hospital has 16 inpatient rooms, two operating rooms for inpatient and outpatient surgical procedures, an emergency department, a high-complexity laboratory and a full radiology suite. Patients have full access to the Dignity Health area facilities and physicians, and the hospital provides Phoenix-area residents with 24/7 access to emergency medical care.

Joint Venture with University of Colorado Health

        On April 21, 2015, we announced a new partnership with University of Colorado Health, or UCHealth, to improve access to high-quality and convenient emergency medical care in Colorado. Under the partnership, UCHealth will hold a majority stake in our freestanding emergency rooms throughout Colorado Springs, northern Colorado and the Denver metro area. All 12 Colorado First Choice Emergency Room locations, which have since been rebranded as UCHealth emergency rooms, and two more under construction, were included in the partnership. The partnership will also include hospital locations planned for Colorado Springs and Denver.

Competitive Strengths

        We believe the following strengths differentiate us from our competitors and will enable us to capitalize on favorable industry dynamics:

Leader in the Rapidly Expanding Freestanding Emergency Room Market

        We operate the largest freestanding emergency room provider in the United States with 68 facilities as of June 30, 2015, of which 29 were opened in 2014 and 13 in 2015. We are more than three times the size of our next largest independent freestanding emergency room competitor. We believe our innovative facility model enables us to offer our customers comprehensive emergency services with individualized attention and local convenience. We believe that our scale and scope, when combined with our comprehensive service offerings and tailored best practices, differentiate us from our local and regional competitors. Given our market positions in the highly fragmented and rapidly expanding markets in which we provide our services, we believe there continue to be opportunities to build more facilities in existing and new markets as well as develop new alliances with health systems seeking to enhance their local community presence. This will result in further expanding our leadership in the freestanding emergency room market.

Superior Patient Experience

        We strive to consistently offer a superior patient experience through both our medical staff and facility capabilities. Our emergency rooms are staffed with Board-certified physicians and emergency-trained registered nurses capable of handling all emergency room issues with a physician on-site at all times. Each of our facilities is equipped with a full radiology suite, including CT scanners, digital x-ray and ultrasound, as well as on-site laboratories certified by CLIA and accredited by COLA. Our patients are typically face-to-face with a medical professional within minutes of arrival, and our patient satisfaction ratings exceed the vast majority of hospital emergency rooms nationally. Based on patient feedback collected by Press Ganey, we exceeded the 95th percentile in the nation for patient satisfaction and received the Guardian of Excellence Award in 2013 and 2014, the highest award bestowed by the organization.

Scalable Service Model Well-Positioned for Growth

        We maintain the highest standards of clinical excellence, led by our 434 contracted Board-certified physicians who have an average of 15 years of medical experience. We have standardized, highly scalable clinical and operational infrastructure that we believe will support significant continued growth. Our highly trained staff is complemented by our managed care contracting and revenue cycle management expertise. Moreover, our innovative sales and marketing programs combine active outreach and awareness campaigns with patient-centric marketing programs in order to most effectively reach our target populations. We endeavor to continue to develop multiple sites because we believe regional density creates value through leverage in managed care contracting and greater brand awareness.

Distinctive Real Estate Development Strategy Supports Attractive Unit Growth and Economics

        We have built an internal team with significant experience in multi-unit retail expansion strategy and execution. As a result, our approach to real estate planning is highly consumer-centric with a discipline traditionally utilized by sophisticated retail businesses. Our proprietary site selection model is a key to the success of our business, allowing us to identify and fill critical voids in community healthcare delivery systems. When combined with our scalable operating structure and attractive new-facility model, our real estate development strategy allows us to maximize performance and quickly grow our facility base. Our seasoned real estate planning and development team follows a proven and disciplined strategy that leverages advanced data analytics to identify opportunities to provide underserved communities with high-quality emergency care.

        This development model has also proven commercially successful in highly competitive markets and is currently supporting growth outside of our home state of Texas. Our sophisticated selection guidelines and scalable procedures allow us to open a new facility within 14 to 21 months of site selection, enabling us to quickly capitalize on emerging opportunities. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 68 facilities as of June 30, 2015. We have a robust pipeline under development designed to support the addition of approximately 11 facilities during the remainder of 2015.

Ability to Attract and Retain High-Quality Physicians and Clinicians

        Through our differentiated recruiting and development programs, we are able to identify and target high-quality physicians and clinicians to optimally match the needs of our facilities. Each of our facilities is staffed with Board-certified physicians, who have an average of 15 years of medical experience. Compared to a traditional hospital setting, our physicians have a significantly reduced administrative workload, which allows them to spend more time focusing on patient care. Additionally, we offer our physicians extensive flexibility in managing their work schedules. Due to our customized staffing model, physicians can schedule their own work hours, practice at multiple sites, and take advantage of a wide variety of career development opportunities, including maintaining their own practice or affiliations with other healthcare facilities or hospitals. Consequently, our facilities offer a positive work environment that leads to high retention rates and strong customer and provider relationships. We believe these programs will allow us to continue to effectively recruit physicians and clinicians to support our robust pipeline of new facilities.

Management Team with Significant Public Company Experience

        We have an experienced management team that leverages expertise across the healthcare, retail and hospitality sectors. The members of our executive management team with healthcare backgrounds have an average of 11 years of experience in that industry and have proven and extensive knowledge of healthcare operations and facility expansion. Additionally, our management has significant experience with high-growth, multi-state customer-focused operations through involvement in the retail and hospitality sectors. The three most senior members of the executive team have substantial experience in leading publicly traded companies. Over their respective tenures, members of our team have been instrumental in establishing a successful, scalable operating model, consistently generating strong financial results and developing an effective site selection and build out process. They have also developed proven recruiting and staffing capabilities to identify, hire and retain high quality physicians. We believe the breadth of management's background and the depth of its expertise will continue to drive our dynamic growth and continued success.

Growth Strategies

        We believe we have significant growth potential in both new and existing markets because of our leading market position in the freestanding emergency room sector, high-quality care delivery, strong unit economics, disciplined development strategy and significant management experience. We plan to pursue the following growth strategies:

Grow our Presence in Existing Markets

        We believe there is a significant opportunity to expand in our existing markets, which include: Dallas/Fort Worth, Houston, San Antonio and Austin, Texas; Colorado Springs and Denver, Colorado; and Phoenix, Arizona. Our scale, scope and leading market position, combined with our sophisticated, proven site selection and development processes provide us with competitive advantages to continue to expand our facility base in these markets. We endeavor to continue to develop multiple sites because we believe regional density creates value through leverage in managed care contracting and greater brand awareness. We anticipate that as we further build our brand and increase the visibility of our facilities in our existing markets these efforts will increase patient awareness, and drive patient volume and same-store growth.

Build Strategic Alliances with Leading Health Systems

        Development of our existing and new health system alliances is an important part of our continued growth. We expect to be a key partner for health systems seeking to enhance their local community presence through direct admissions relationships and new innovative partnerships. Our alliance with HCA in North Texas provides an example of one such innovative partnership, giving our patients direct access to HCA's approximately 5,500 physicians and 12 hospitals in North Texas and approximately 3,300 physicians and 9 hospitals in the Houston area. In addition, we have a relationship with the Concentra urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed. We also recently expanded into Arizona through a joint venture with Dignity Health, one of the nation's largest health systems, with the opening of a full-service healthcare hospital facility and includes plans for additional access to emergency medical care in the Phoenix area through freestanding emergency departments of the hospital. To improve access to high-quality and convenient emergency medical care in the northern Colorado and Denver metro area, we recently partnered with UCHealth. We believe our ability to alleviate hospital emergency room over-crowding, while providing a new access point to patients, enhances our value proposition as a partner of choice for health systems.

Pursue a Disciplined Development Strategy in New States and Markets

        We intend to continue expanding our facility base through new facility openings in new states and markets by leveraging our core capabilities in site selection, development and efficient facility openings. We view expansion as a core competency and see a significant opportunity to replicate the regional platform model established in Texas in new geographic markets. We entered the Colorado market in 2013, where we now have 13 facilities as part of our partnership with UCHealth, and the Arizona market in 2015, through our partnership with Dignity Health, with a full-service general hospital in the Phoenix area that has 16 inpatient rooms, two operating rooms, a nine-room emergency department, a high-complexity laboratory and a full radiology suite. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 68 facilities as of June 30, 2015. We have a robust pipeline under development designed to support the addition of approximately 11 facilities during the remainder of 2015. As we expand into new markets, particularly in states with complex regulatory requirements, we believe there is a potential to implement different operating models, such as innovative hospital partnership models, including a hospital hub and freestanding emergency room satellite model.

Risks Related to Our Business and Industry, Healthcare Regulation and Organizational Structure

        An investment in our Class A common stock involves a high degree of risk. See "Risk Factors" in this prospectus supplement and "Risk Factors" in our Annual Report. Some of the more significant challenges and risks related to our business include the following:

  •
  We may not be able to successfully implement our growth strategy on a timely basis or at all, which could harm our growth and results of operations;

  •
  Our expansion into new markets presents increased risks and may require us to develop new business models;

  •
  Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites for our facilities and develop and expand our operations in existing and new markets;

  •
  We conduct business in a heavily regulated industry and, if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations;

  •
  Compliance with a number of additional federal and state regulatory schemes as a result of our recent enrollment of our Arizona general hospital to participate in the federal Medicare program and the Arizona Medicaid program;

  •
  Our current facilities are subject to state statutes and regulations that govern our operations, and the failure to comply with these laws and regulations can result in civil or criminal sanctions;

  •
  State law regulation of construction or expansion of emergency rooms could prevent us from developing additional freestanding emergency rooms or other facilities; and

  •
  Recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending could adversely affect our business model, financial condition or results of operations.

Our History and Sponsor

        First Choice ER, LLC was founded in Texas by Dr. Jacob J. Novak in 2002, when he recognized the need for convenient access to high-quality emergency care in a patient-friendly, community-based manner, and as an alternative to traditional hospital-based emergency care. The community's response to our initial facility in Flower Mound, Texas was so positive that we began looking for opportunities to expand. In 2003, Richard Covert joined the company and eventually became its Chief Executive Officer. Mr. Covert was instrumental in securing legislation to license and regulate freestanding emergency rooms in the state of Texas. Mr. Covert helped expand the company to 12 facilities in three Texas markets. In 2007, we received the Gold Seal of Approval from The Joint Commission on Accreditation of Healthcare Organizations, or the Joint Commission. In 2011, funds affiliated with Sterling Partners acquired a 75% share in First Choice ER, LLC. In 2013, Adeptus Health LLC was created as a holding company to own and operate First Choice Emergency Rooms. Adeptus Health Inc. was incorporated as a Delaware corporation on March 7, 2014 for the purpose of becoming our new parent company in connection with the Reorganization Transactions described under the heading "Organizational Structure" and elsewhere in this prospectus supplement or in documents incorporated by reference herein.

Corporate Information

        Adeptus Health Inc. is organized under the laws of the State of Delaware.

        Our principal executive offices are located at 2941 Lake Vista Drive, Lewisville, Texas 75067 and our telephone number is (972) 899-6666. Our website is www.adhc.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein. Information on our website does not constitute part of this prospectus supplement.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company" as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted, and intend, to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These include:

  •
  being permitted to provide only two years of audited financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure included in this prospectus supplement or in documents incorporated by reference herein;

  •
  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

  •
  reduced disclosure obligations regarding executive compensation; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus supplement or in documents incorporated by reference herein. Accordingly, the information contained or incorporated by reference herein may differ from the information provided by other public companies. We may avail ourselves of these provisions until December 31, 2015, after which we will cease to be an emerging growth company.

        The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We previously opted out of this provision. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards was irrevocable.

 The Offering

Class A common stock offered by Adeptus Health Inc.	1,906,229 shares.
Class A common stock offered by the selling stockholder	843,771 shares.
Option to purchase additional shares of Class A common stock

We and the selling stockholder have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 412,500 additional shares of Class A common stock, of which 149,692 will be sold by the selling stockholder and 262,808 sold by the Company, with the proceeds used to purchase an equivalent number of LLC Units from certain of our Post-IPO Unit Holders, as defined under the heading "Organizational Structure."

Class A common stock outstanding after this offering	13,469,298 shares (or 20,732,612 shares if the Post-IPO Unit Holders were to exchange all of their LLC Units and Class B common stock for Class A common stock on a one-for-one basis).
Class B common stock outstanding after giving effect to this offering

7,263,314 shares. The shares of Class B common stock have no economic rights but entitle the holder to one vote per share on matters presented to stockholders of Adeptus Health Inc. Shares of Class B common stock are generally not transferable other than in connection with an exchange of LLC Units for Class A common stock.

Use of proceeds

The net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions, will be approximately $197.2 million (or $224.4 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), assuming an offering price per share of $108.90, which was the last reported sale price of our Class A common stock on the NYSE on July 24, 2015. We estimate that our expenses from this offering will be approximately $0.9 million.

We intend to use the proceeds received by us to purchase, for cash, 1,906,229 outstanding LLC Units (or 2,169,037 outstanding LLC Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) from certain of our Post-IPO Unit Holders at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions.

We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholder.

If the underwriters exercise in full their option to purchase up to an aggregate of 412,500 additional shares of Class A common stock, we intend to purchase, for cash, 262,808 outstanding LLC Units from certain of our Post-IPO Unit Holders at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions. The remaining 149,692 shares of Class A common stock subject to the underwriters' option are expected to be Class A common stock to be held by the selling stockholder. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholder.

Exchange rights of holders of Adeptus Health LLC units

The amended and restated limited liability company agreement of Adeptus Health LLC, or the Amended and Restated Limited Liability Company Agreement, gives the Post-IPO Unit Holders (subject to the terms of the Amended and Restated Limited Liability Company Agreement) the right to exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis. The Post-IPO Unit Holders will hold 7,263,314 LLC Units following this offering and the application of the net proceeds from this offering as described under the heading "Use of Proceeds."

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Following this offering, the Post-IPO Unit Holders will continue to hold 7,263,314 shares of Class B common stock. Shares of Class B common stock have no economic rights but entitle the holder to one vote per share on all matters to be voted on by stockholders generally. Following this offering, such Class B common stock will entitle the Post-IPO Unit Holders to 35.0% of the voting power of our outstanding capital stock.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

See "Description of Capital Stock—Common Stock" in the accompanying prospectus.
Dividend policy

We do not currently plan to pay a dividend on our Class A common stock. The declaration, amount and payment of any future dividends on shares of Class A common stock will be at the sole discretion of our board of directors.

Risk factors

You should read the "Risk Factors" section of this prospectus supplement and the "Risk Factors" section of our Annual Report for a discussion of factors that you should consider carefully before deciding to invest in our Class A common stock.

NYSE ticker symbol	"ADPT."
Certain Material United States Federal Income and Estate Tax Consequences to Non-U.S. Holders

For a discussion of certain material U.S. federal income and estate tax consequences that may be relevant to certain prospective stockholders who are not individual citizens or residents of the United States, see "Certain Material United States Federal Income and Estate Tax Consequences to Non-U.S. Holders."

        In this prospectus supplement, unless otherwise indicated, the number of shares of Class A common stock outstanding and the other information based thereon:

  •
  does not reflect any exercise by the underwriters of their option to purchase 412,500 additional shares of our Class A common stock from us and the selling stockholder;

  •
  does not reflect 7,263,314 shares of Class A common stock issuable upon exchange of LLC Units (together with a corresponding number of shares of Class B common stock) that will be held by the Post-IPO Unit Holders immediately following this offering; and

  •
  does not reflect 838,208 shares of Class A common stock that may be issued under our equity incentive plan as of June 30, 2015.

 Summary Financial and Other Data

        The following tables set forth the summary historical consolidated financial and other data and pro forma financial data for the Company as of the dates and for the periods indicated. The summary consolidated statements of operations data presented below for the fiscal years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data presented below as of December 31, 2014 and 2013 have been derived from our audited consolidated financial statements included in our Annual Report, which is incorporated by reference herein. The consolidated balance sheet data as of December 31, 2012 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement. The summary condensed consolidated statements of operations data presented below for the three months ended March 31, 2015 and 2014 and the consolidated balance sheet data presented below as of March 31, 2015 has been derived from our unaudited consolidated financial statements included in our Quarterly Report, which is incorporated by reference herein. The unaudited financial data presented has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The summary unaudited pro forma financial information has been developed by application of pro forma adjustments to the historical consolidated financial statements incorporated by reference herein. The summary unaudited pro forma financial information for the year ended December 31, 2014 and as of and for the three months ended March 31, 2015 gives effect to the transactions described under the heading "Unaudited Pro Forma Financial Information" as if all such events had been completed as of January 1, 2014 with respect to the unaudited pro forma consolidated statements of operations and as of March 31, 2015 with respect to the unaudited pro forma consolidated balance sheet. The unaudited pro forma adjustments are based upon available information and certain assumptions we believe are reasonable under the circumstances. The summary unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of, and does not purport to represent, what our financial position or results of operations would actually have been had the transactions been consummated as of the dates indicated. In addition, the summary unaudited pro forma financial information is not necessarily indicative of our future financial condition or results of operations.

        You should read the information contained in this table in conjunction with the matters discussed under the headings "Use of Proceeds," "Organizational Structure," "Unaudited Pro Forma Financial Information," "Selected Historical Consolidated Financial Data" and "Capitalization" in this prospectus supplement, under the headings "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with our audited consolidated financial statements and related notes, in our Annual Report, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with our unaudited condensed consolidated financial statements and related notes, in our Quarterly Report.

				Unaudited Pro Forma Adeptus Health Inc. for the year ended December 31, 2014			Unaudited Pro Forma Adeptus Health Inc. as of or for the three months ended March 31, 2015
	Year ended December 31,				Three months ended March 31,
(dollars in thousands, except per share data)	2014	2013	2012		2015	2014
Statement of Operations Data:
Revenue:
Patient service revenue	$243,298	$114,960	$80,977	$243,298	$95,902	$44,529	$95,902
Provision for bad debt	(32,624)	(12,077)	(8,376)	(32,624)	(14,945)	(5,748)	(14,945)

Net patient service revenue	210,674	102,883	72,601	210,674	80,957	38,781	80,957
Management and contract services revenue	20	—	—	20	496	—	496

Total net operating revenue	210,694	102,883	72,601	210,694	81,453	38,781	81,453
Equity in net loss of unconsolidated joint venture	(900)	—	—	(900)	(694)	—	(694)
Operating expenses:
Salaries, wages and benefits	136,498	65,244	41,754	136,498	48,880	24,980	48,880
General and administrative	37,604	17,436	12,805	39,447	10,464	6,220	10,464
Other operating expenses	27,329	11,185	7,493	27,329	11,305	4,865	11,305
(Gain) loss from the disposal or impairment of assets	(42)	207	652	(42)	—	—	—
Depreciation and amortization	15,037	7,920	4,640	15,037	4,756	3,057	4,756

Total operating expenses	216,426	101,992	67,344	218,269	75,405	39,122	75,404

(Loss) income from operations	(6,632)	891	5,257	(8,475)	5,354	(341)	5,354
Other (expense) income:
Interest expense	(11,966)	(2,827)	(1,056)	(11,966)	(3,274)	(2,206)	(3,274)
Change in fair market value of derivatives	—	112	(533)	—	—	—	—
Write-off of deferred loan costs	—	(440)	—	—	—	—	—

Total other (expense)	(11,966)	(3,155)	(1,589)	(11,966)	(3,274)	(2,206)	(3,274)

(Loss) income before (benefit) provision for income taxes	(18,598)	(2,264)	3,668	(20,441)	2,080	(2,547)	2,080
(Benefit) provision for income taxes	(1,326)	720	467	(3,104)	478	220	625

Net (loss) income	(17,272)	(2,984)	3,201	(17,337)	1,602	(2,767)	1,455
Less: Net (loss) income attributable to non-controlling interest	(13,921)	(2,984)	3,201	(7,237)	1,008	(2,767)	734

Net loss attributable to Adeptus Health Inc.	$(3,351)	$—	$—	$(10,100)	$594	$—	$721

Net loss per share of Class A common stock:
Basic	$(0.34)	$—	$—	$(0.76)	$0.06	$—	$0.05
Diluted	$(0.34)	$—	$—	$(0.76)	$0.06	$—	$0.05
Weighted average shares of Class A common stock:
Basic	9,845,016	—	—	13,323,541	9,906,845	—	13,385,370
Diluted	9,845,016	—	—	13,323,541	9,906,845	—	13,385,370
Consolidated Balance Sheet Data:
Cash	$2,002	$11,495	$3,455		$13,872	$1,127	$12,029
Total assets	282,818	183,292	120,367		302,287	186,034	441,516
Total debt and capital lease obligations	110,935	79,411	23,604		134,274	86,404	134,274
Shareholders'/Owners' equity	$99,880	$78,651	$82,734		$102,017	$75,543	$114,342
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$(24,698)	$6,872	$11,408		$(11,961)	$(6,963)
Investing activities	(49,448)	(44,647)	(15,537)		572	(10,181)
Financing activities	$64,653	$45,815	$2,820		$23,259	$6,776
Other Financial Data:
Adjusted EBITDA(1)	$28,200	$16,010	$13,689		$13,263	$5,092
Systemwide same-store revenue(2)	85,629	70,641	64,506		17,957	19,167
Capital expenditures	$47,429	$46,048	$11,504		$1,620	$10,297
Other Operational Data:
Patient volume (number of patient visits)	146,058	77,044	58,434		46,155	27,698
Number of facilities	55	26	14		62	32

(1)
We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including advisory services paid to our Sponsor, facility preopening expenses, management recruiting expenses, stock compensation expense, costs associated with our public offerings and other non-recurring costs and gains. Adjusted EBITDA is included or incorporated by reference herein because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

  Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense, and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

  The following table sets forth a reconciliation of our Adjusted EBITDA to net income (loss) using data derived from our consolidated financial statements for the periods indicated:

				Three months ended
	Year ended December 31,
				March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
(dollars in thousands)	2014	2013	2012
Net (loss) income	$(17,272)	$(2,984)	$3,201	$1,602	$(1,477)	$(3,598)	$(9,429)	$(2,767)
Depreciation and amortization	15,037	7,920	4,640	4,756	4,663	3,924	3,393	3,057
Interest expense(a)	11,966	3,155	1,589	3,274	2,806	2,635	4,319	2,206
(Benefit) provision for income taxes	(1,326)	720	467	478	(1,468)	(116)	38	220
Advisory Services Agreement fees and expenses(b)	293	559	553	—	—	—	155	138
Preopening expenses(c)	10,550	3,977	497	2,099	4,443	3,098	1,600	1,408
Management recruiting expenses(d)	376	719	970	—	220	—	56	99
Stock compensation expense(e)	1,015	586	253	549	319	357	179	159
Initial public offering costs(f)	5,157	—	—	—	—	159	4,998	—
Other(g)	2,404	1,358	1,519	505	657	541	634	572

Total adjustments	45,472	18,994	10,488	11,661	11,640	10,598	15,372	7,859

Adjusted EBITDA	$28,200	$16,010	$13,689	$13,263	$10,163	$7,000	$5,943	$5,092

(a)
Consists of interest expense and fees of $11.9 million, $2.8 million, and $1.1 million for the years ended December 31, 2014, 2013 and 2012, and $3.3 million, $2.8 million, $2.6 million, $4.3 million and $2.2 million for the three months ended March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively, a gain in fair market value of derivatives of $0.1 million for the year ended December 31, 2013, a loss in fair market value of derivatives of $0.5 million for the year ended December 31, 2012, and a write-off of deferred loan costs of $0.4 million for the year ended December 31, 2013.

(b)
Consists of management fees and expenses paid to a significant shareholder under our Advisory Services Agreement. The Advisory Services Agreement was terminated in connection with the consummation of our initial public offering in June 2014.

(c)
Includes labor, marketing costs and occupancy costs prior to opening a facility and the equity in loss of our unconsolidated joint venture in 2014.

(d)
Third-party costs and fees involved in recruiting our management team.

(e)
Stock compensation expense associated with grants of management incentive units.

(f)
Consists of costs incurred in conjunction with our initial public offering, including $2.4 million in bonuses for certain members of management, $2.3 million in costs related to the termination of our Advisory Services Agreement and $0.5 million of other offering costs.

(g)
For the year ended December 31, 2014, we incurred costs to develop long-term strategic goals and objectives totaling $1.7 million, real-estate development costs associated with potential real estate projects that were terminated totaling $0.6 million and board fees and travel expenses paid to members of the board of directors totaling $0.1 million. For the year ended December 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling approximately $0.5 million, real-estate development costs associated with potential real estate projects that were terminated totaling $0.4 million, board fees and travel expenses paid to members of the board of directors totaling $0.2 million and $0.25 million of termination costs paid to the former CEO. For the year ended December 31, 2012, we incurred terminated real-estate development costs totaling $0.5 million, legal costs primarily associated with real estate development and litigation for violation of our trademark totaling $0.8 million and board fees and travel expenses paid to members of the board of directors totaling approximately $0.2 million. For the three months ended March 31, 2015, we incurred terminated real-estate development costs totaling $32,000 and costs to develop long-term strategic goals and objectives totaling $0.5 million. For the three months ended

  December 31, 2014, we incurred terminated real-estate development costs totaling $43,000 and costs to develop long-term strategic goals and objectives totaling $0.6 million. For the three months ended September 30, 2014, we incurred terminated real-estate development costs totaling $0.1 million and costs to develop long-term strategic goals and objectives totaling $0.4 million. For the three months ended June 30, 2014, we incurred terminated real-estate development costs totaling $0.2 million, costs to develop long-term strategic goals and objectives totaling $0.3 million and board fees and travel expenses paid to members of the board of directors totaling approximately $0.1 million. For the three months ended March 31, 2014, we incurred terminated real-estate development costs totaling $0.2 million, costs to develop long-term strategic goals and objectives totaling $0.3 million and board fees and travel expenses paid to members of the board of directors totaling approximately $60,000.

(2)
Systemwide same-store revenue includes revenue from our unconsolidated facilities as if they were consolidated. Systemwide same-store revenue is a non-GAAP measure of our financial performance and should not be considered as an alternative to same-store revenue as a measure of financial performance, or any other performance measure derived in accordance with GAAP. We believe the presentation of systemwide same-store revenue provides supplemental information regarding our financial performance as it includes revenue earned by all of our affiliated facilities, regardless of consolidation. There are no amounts attributable to unconsolidated joint ventures for the periods presented. We begin including revenue for a new facility as same store revenue from the first day of the 16th full fiscal month following the facility's opening, which is when we believe same store comparison becomes meaningful. When a facility is relocated, we continue to include revenue from that facility in same store revenue. Same store revenue allows us to evaluate how our facility base is performing by measuring the change in period over period net revenue in facilities that have been open for 15 months or more. Various factors affect same store revenue, including outbreaks of illnesses, changes in marketing and competition.

RISK FACTORS

        An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below and in the "Risk Factors" section of our Annual Report, together with the other information in this prospectus supplement or documents incorporated by reference herein, before deciding whether to purchase our Class A common stock. If any of the risks described below or in the documents incorporated by reference herein actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In any such case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. The risks described below or in the documents incorporated by reference herein are not the only risks we face. Additional risks we are not presently aware of or that we currently believe are immaterial could also materially adversely affect our business, financial condition, results of operations or prospects.

Risks Related to Our Business and Our Industry

We may not be able to successfully implement our growth strategy on a timely basis or at all, which could harm our growth and results of operations.

        Our growth depends on our ability to open profitable new facilities. Our growth strategy is to substantially grow the number of our freestanding emergency care facilities in 2015 and beyond. Our ability to open profitable facilities depends on many factors, including our ability to:

  •
  open facilities and achieve brand awareness in new markets;

  •
  access capital to fund construction costs and preopening expenses;

  •
  manage increases in costs, which could give rise to delays or cost overruns;

  •
  recruit and train physicians, nurses and technicians in our local markets;

  •
  obtain all required governmental licenses and permits, including state facility licenses, on a timely basis;

  •
  compete for appropriate sites in new markets, including against emergency care competitors and against traditional retailers; and

  •
  maintain adequate information systems and other operational system capabilities.

        Delays in the opening of new facilities, delays or costs resulting from a decrease in commercial development due to capital constraints, difficulties resulting from commercial, residential and infrastructure development (or lack thereof) near our new facilities, difficulties in staffing and operating new locations or lack of acceptance in new market areas may negatively impact our new facility growth and the costs or the profitability associated with new facilities. Further, additional federal or state legislative or regulatory restrictions or licensure requirements could negatively impact our ability to operate both new and existing facilities.

        Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our facility base as planned, any new facilities may not be profitable or otherwise perform as planned. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Failure to successfully implement our growth strategy would likely have an adverse impact on the price of our Class A common stock.

Our expansion into new markets presents increased risks and may require us to develop new business models.

        Our continued growth and profitability depend on our ability to successfully realize our growth strategy by expanding the number of facilities we operate in both new and existing markets. We cannot assure you our efforts to expand into new markets, particularly in states where we do not currently operate, will succeed. In order to operate in new markets, we may need to modify our existing business model and cost structure to comply with local regulatory or other requirements, which may expose us to new operational, regulatory or legal risks. In addition, expanding into new states, including our joint ventures with Dignity Health and UCHealth and the opening of full-service general hospitals in Arizona and Texas (planned) in 2015, may subject us to unfamiliar or uncertain local regulations that may adversely affect our operations, for example, by impacting our insurance reimbursement practices or our ability to operate facilities as licensed or unlicensed freestanding emergency rooms or hospitals. See "—Risks Related to Healthcare Regulation." Facilities we open in new markets may also take longer to reach expected revenue and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than facilities we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer preferences and healthcare spending patterns that are more difficult to predict or satisfy than our existing markets.

        We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified physicians, nurses, technicians and other personnel. We may need to augment our labor model to meet regulatory requirements and the overall cost of labor may be higher. As a result, these new facilities may be less successful and may not achieve target facility level profit margins at the same rate or at all. If any steps taken to expand our existing business model into new markets are unsuccessful, we may not be able to achieve our growth strategy and our business, financial condition or results of operations could be adversely affected.

Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites for our facilities and develop and expand our operations in existing and new markets.

        One of the key means of achieving our growth strategy will be through opening new facilities and operating those facilities on a profitable basis. We expect this to be the case for the foreseeable future. We identify target markets where we can enter or expand, taking into account numerous factors such as the location of our current facilities, demographics, traffic patterns and other factors that support our site-selection process. As we operate more facilities, our rate of expansion relative to the size of our current facility base will eventually decline. As of June 30, 2015, we had 68 freestanding facilities in operation. We have 16 locations currently under construction, including a regional hospital in Texas and two regional hospitals in Colorado, and 4 locations in the building permit process. Based on our typical development timeline we believe that at least 11 of these facilities will be completed and operational by December 31, 2015. We currently expect that 20 of the facilities will be funded by MPT under the MPT Agreements and the remaining facilities will be funded by other third party capital funding sources. Even though our 2015 expansion strategy is under way, the number and timing of new facilities opened during any given period may be negatively impacted by a number of factors including, without limitation:

  •
  the cost and availability of capital to fund construction costs and preopening expenses;

  •
  the identification and availability of attractive sites for new facilities and the ability to negotiate suitable lease terms;

  •
  anticipated commercial, residential and infrastructure development near our new facilities;

  •
  the proximity of potential sites to an existing facility;

  •
  construction delays or cost overruns that may increase project costs;

  •
  our ability to obtain zoning, occupancy and other required governmental permits and authorizations on a timely basis;

  •
  our ability to control construction and development costs incurred for projects, including those that are not pursued to completion;

  •
  hurricanes, floods, fires or other natural disasters that could adversely affect a project;

  •
  defects in design or construction that may result in additional costs to remedy or require all or a portion of a property to be closed during the period required to rectify the situation; and

  •
  governmental restrictions on the nature and size of a project or timing of completion.

        If we are unable to find and secure attractive locations to expand in existing markets or penetrate new markets, this may harm our ability to increase our revenues and profitability and realize our growth strategy and our financial results may be negatively affected.

New facilities, once opened, may not be profitable, and the increases in comparable facility revenue that we have experienced in the past may not be indicative of future results.

        Our results have been, and in the future may continue to be, significantly impacted by a number of factors, including factors outside of our control, related to the opening of new facilities, including the timing of new facility openings, associated facility preopening costs and operating inefficiencies, as well as changes in our geographic concentration due to the opening of new facilities. We typically incur the most significant portion of opening expenses associated with a given facility within the first few months immediately preceding and following the opening of the facility. A new facility generally takes up to 12 months to achieve a level of operating performance comparable to our similar existing facilities due to lack of market awareness and other factors. We also may incur additional costs in new markets, particularly for contracting, real estate, labor, marketing and regional support, which may impact the profitability of those facilities. Accordingly, the volume and timing of new facility openings may have a meaningful impact on our profitability and operating cash flow.

        Although we target specified operating and financial metrics, new facilities may not meet these targets or may take longer than anticipated to do so. Any new facilities we open may not achieve profitability or operating results similar to those of our existing facilities. Similarly, new full-service hospitals may not, or may take more time than a new freestanding emergency room facility to, achieve profitability or operating results similar to our existing facilities in light of the greater construction and operating costs associated with such hospitals. If our new facilities do not perform as planned, our business and future prospects could be harmed. In addition, if we are unable to achieve expected comparable facility revenues, our business, financial condition or results of operations could be adversely affected.

Opening new facilities in existing markets has and may continue to negatively affect revenue at our existing facilities.

        The target area of our facilities varies by location and depends on a number of factors, including population density, other available emergency medical services, area demographics and geography. As a result, the opening of a new facility in or near markets in which we already have facilities has and may continue to negatively affect revenue at our existing facilities. Existing facilities could also make it more difficult to build our patient base for a new facility in the same market. Our business strategy does not entail opening new facilities that we believe will materially affect revenue at our existing facilities, but we may selectively open new facilities in and around areas of existing facilities that are operating at or near capacity to effectively serve our patients. Revenue cannibalization between our facilities may become significant in the future as we continue to expand our operations and could affect our revenue growth, which could, in turn, adversely affect our business, financial condition or results of operations.

We are required to make capital expenditures, particularly to implement our growth strategy, in order to remain competitive.

        Our capital expenditure requirements primarily relate to identifying expansion opportunities for our facilities, the costs associated to establish such new facilities in existing and new markets and maintaining and upgrading our medical equipment to serve our customers and remain competitive. Our capital expenditures totaled $47.4 million, $46.0 million and $11.5 million, for the years ended December 31, 2014, 2013 and 2012, respectively. In addition, changing competitive conditions or the emergence of any significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new medical equipment, our business, financial condition or results of operations could be materially and adversely affected.

We currently rely on our Master Funding and Development Agreements with Medical Properties Trust to execute our expansion strategy.

        We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 68 facilities as of June 30, 2015. We have a robust pipeline under development designed to support the addition of approximately 11 facilities during the remainder of 2015. A major source of financing we have and employ to open new facilities is derived from our MPT Agreements. Under the terms of the MPT Agreements, MPT acquires parcels of land, funds the ground-up construction of new freestanding emergency room facilities and leases the facilities to us upon completion of construction. MPT is also required to fund all hard and soft costs, including the project purchase price, closing costs and pursuit costs for the assets relating to the construction of up to a maximum aggregate funding of $500.0 million, of which $228.5 million remained available under the MPT Agreements as of June 30, 2015. An inability to rely on our relationship with MPT or to obtain alternate funding sources to fund our expansion strategies may require us to delay, scale back or eliminate some or all of the expansion of our current pipeline and future projects, which may have a material adverse effect on our business, operating results, financial condition or prospects.

We may require additional capital to fund our expansion, and our inability to obtain such capital could harm our business.

        To support our expansion strategy, we must have sufficient capital to continue to make significant investments in our new and existing facilities. Funding from outside financing or cash generated by our operations may not be sufficient to allow us to sustain our expansion efforts. If funding from outside financing sources or cash flows from operations are not sufficient, we may need additional equity or debt financing to provide the funds required to expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results, and the documents governing indebtedness may contain covenants that restrict the operation of our business. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders. Furthermore, our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies may require us to delay, scale back or eliminate some or all of our operations or the expansion of our business, which may have a material adverse effect on our business, operating results, financial condition or prospects.

Damage to our reputation or our brand in existing or new markets could negatively impact our business, financial condition and results of operations.

        We believe we have built our reputation on the high quality of our emergency medical services, physicians and operating personnel, as well as on our unique culture and the experience of our patients in our facilities, and we must protect and grow the value of our brand to continue to be successful in the future. Our brand may be diminished if we do not continue to make investments in areas such as marketing and advertising, as well as the day-to-day investments required for facility operations, equipment upgrades and staff training. Any incident, real or perceived, regardless of merit or outcome, that erodes our brand, such as, but not limited to, patient disability or death due to medical malpractice or allegations of medical malpractice, failure to comply with federal, state or local regulations including allegations or perceptions of non-compliance or failure to comply with ethical and operating standards, could significantly reduce the value of our brand, expose us to adverse publicity and damage our overall business and reputation. Further, our brand value could suffer and our business could be adversely affected if patients perceive a reduction in the quality of service or staff, or an adverse change in our culture, or otherwise believe we have failed to deliver a consistently positive patient experience.

We may be unable to maintain or improve our operating margins, which could adversely affect our financial condition and ability to grow.

        If we are unable to successfully manage the potential difficulties associated with growth, we may not be able to capture the efficiencies and opportunities that we expect from our expansion strategy. If we are not able to capture expected efficiencies of scale, maintain patient volumes, improve our systems and equipment, continue our cost discipline and retain appropriate physician and overall labor levels, our operating margins may stagnate or decline, which could have a material adverse effect on our business, financial condition and results of operations and adversely affect the price of our Class A common stock.

Our marketing programs may not be successful.

        We incur costs and expend other resources in our marketing efforts to attract and retain patients. Our total marketing initiatives for the years ended December 31, 2014, 2013 and 2012 resulted in costs of approximately $9.3 million, $5.9 million and $3.1 million, respectively. Our marketing activities are principally focused on increasing brand awareness and awareness of our service capabilities and our marketing team is responsible for implementing our marketing efforts through activating field marketing teams, underscoring leadership through brand wide program initiatives, participating in trade show sponsorship, white paper publication, arranging for speaking engagements for our senior executives and formal training about our products and services. We also sponsor and host local community activities including fundraisers, street parties and sporting events to bolster our overall community involvement. As we open new facilities, we undertake aggressive marketing campaigns to increase community awareness about our growing presence. We plan to utilize targeted marketing efforts within local neighborhoods through channels such as direct mail, mobile billboards, radio advertisements, television, community sponsorships and a robust online/social media presence. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenue. Our ability to market our services may be restricted or limited by federal or state law.

We face intense competition in the emergency care market, including competition for patients, strategic relationships and commercial payor contracts which could adversely affect our contract and revenue base.

        The market for providing emergency care services is highly competitive and each of the individual geographic areas in which we operate has a different competitive landscape. We compete with national, regional and local enterprises, some of which may have greater financial and other resources available to them, greater access to physicians or greater access to potential customers. We may also compete with urgent care centers and physician-owned facilities for lower-acuity cases and with hospitals for higher acuity cases. Such competition could adversely affect our ability to obtain new contracts, retain existing contracts and increase or maintain profit margins.

        In each of our markets we compete with other healthcare providers for patients and in contracting with commercial payors. We are also in competition with other emergency care providers, hospitals, urgent care centers, clinics and healthcare systems in the communities we serve to attract patients and provide them with the care they need. There are hospitals and health systems that compete with us in each market in which we operate, and many of them have more established relationships with physicians and payors than we do. In addition, other companies are currently in the same or similar business of developing, acquiring and operating emergency care facilities, or may decide to enter this business. We also compete with some of these companies for entry into strategic relationships with health systems. As a result of the differing competitive factors within the markets in which we operate, the individual results of our facilities may be volatile. If we are unable to compete effectively with any of these entities or groups we may be unable to implement our business strategies successfully, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

We may not be able to successfully recruit and retain physicians and other healthcare professionals with the qualifications and attributes we and our patients' desire.

        Our success depends upon our continuing ability to recruit and retain qualified physicians, nurses, technologists and other operating staff. There is currently a national shortage of certain of these healthcare professionals. To the extent that a significant number of physicians within an individual community or market decide to partner with competing emergency care providers, hospitals or health systems and not with us, we may not be able to operate our facilities in such community. We face competition for such personnel from emergency care providers and other organizations. This competition may require us to enhance wages and benefits to recruit and retain qualified personnel. In the event we are unable to recruit and retain these professionals, such shortages could have a material adverse effect on our ability to grow or be profitable.

If we are unable to negotiate and enter into favorable contracts or maintain satisfactory relationships and renew existing contracts on favorable terms with third-party payors, our revenue and profitability may decrease.

        We estimate that 97.8%, 98.8% and 98.1%, of our net patient service revenue for the years ended December 31, 2014, 2013 and 2012, respectively, was derived from third-party payors such as managed care organizations, commercial insurance providers and employer sponsored healthcare plans. We receive most of these payments from third-party payors that have contracts or other arrangements in place with us in Texas and Colorado. We currently have a contract in place with one significant commercial insurance provider and an arrangement with another organization that enables us to access third-party payors at in network rates. These third-party payors use a variety of methods for reimbursement depending on the arrangement involved. These arrangements include fee for service, preferred provider organizations, health maintenance organizations, as well as prepaid and discounted medical service packages and capitated (fixed fee) contracts. Rates for health maintenance organization benefit plans are typically lower than those for preferred provider organization or other benefit plans that offer broader provider access.

        There is often pressure to renegotiate our reimbursement levels, including, in particular, in connection with changes to Medicare. Typically, third-party commercial payors reimburse us based upon contracted discounts to our established base rates. In 2012, we entered into a contract with a large third-party payor and implemented a price increase in May 2013 and May 2014 under that contract. To date, we have not experienced a shift toward payors who base reimbursement levels on Medicare rates. During the past three years, we have experienced a trend towards increasing reimbursement by third-party commercial payors. If managed care organizations and other third-party payors reduce their rates or we were to experience a significant shift in our revenue mix toward Medicare, Medicaid or Tricare, which we recently began to accept in Arizona, or other government reimbursement programs, which we do not currently accept, but may accept in the future, then our revenue and profitability may decline and our operating margins will be reduced. Third-party payors continue to demand discounted fee structures, and the trend toward consolidation among third-party payors tends to increase their bargaining power over fee structures. Because some third-party payors rely on all or portions of Medicare payment systems to determine payment rates, changes to government healthcare programs that reduce payments under these programs may negatively impact payments from third-party payors. Other healthcare providers may impact our ability to negotiate increases and other favorable terms in our reimbursement arrangements with third-party payors. For example, some of our competitors may negotiate exclusivity provisions with third-party payors or otherwise restrict the ability of third-party payors to contract with us or our health system partners. Our results of operations will depend, in part, on our and our health system partners' ability to retain and renew our managed care contracts as well as enter into new managed care contracts on terms favorable to us. Our inability to maintain suitable financial arrangements with third-party payors could have a material adverse impact on our business.

        As various provisions of the PPACA are implemented, including the establishment of health insurance exchanges, quality-based reimbursement and bundled payments, third-party payors may increasingly demand reduced fees. In addition, there is a growing trend for third-party payors to take steps to shift the primary cost of care to the plan participant by increasing co-payments, co-insurance and deductibles, and these actions could discourage such patients from seeking treatment at our facilities. Patient volumes could decrease if we or our health system partners are unable to enter into acceptable contracts with such third-party payors, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

We depend on payments from a variety of third-party payors. If these payments are significantly delayed, are reduced or eliminated, our revenue and profitability could decrease.

        We depend upon compensation from third-party payors for the services provided to patients in our facilities. The amount that our facilities receive in payment for their services may be adversely affected by factors we do not control, including state regulatory changes, cost-containment decisions and changes in reimbursement schedules of third-party payors and legislative changes. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.

        Additionally, the reimbursement process is complex and can involve lengthy delays. While we recognize revenue when healthcare services are provided, there can be delays before we receive payment. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that services rendered in our facilities did not require emergency level care or that additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs.

Significant changes in our payor mix or acuity mix resulting from fluctuations in the types of patients seen at our facilities could have a material adverse effect on our business, prospects, results of operations and financial condition.

        Our results may change from period to period due to fluctuations in payor mix or acuity mix or other factors relating to the type of treatment performed by physicians at our facilities. Payor mix refers to the relative share of total cases provided to patients with, respectively, no insurance, commercial insurance and other coverage. Since, generally speaking, we receive relatively higher payment rates from third-party payors than self-pay patients, a significant shift in our payor mix toward a higher percentage of self-pay or Medicare, Medicaid or Tricare, which we recently began to accept in Arizona, or other government reimbursement programs, which we do not currently accept, but may accept in the future, which could occur for reasons beyond our control, could result in a material adverse effect on our business, prospects, results of operations and financial condition. Acuity mix refers to the relative share of total visits by acuity level, which affects the costs of the services we provide as well as the related revenue. Generally speaking, we derive relatively higher revenue from more complex treatments and patient encounters. Therefore, a significant shift in our acuity mix toward a higher percentage of lower revenue treatments could result in a material adverse effect on our business, prospects, results of operations and financial condition.

Failure to timely or accurately bill for our services could have a negative impact on our net revenues, bad debt expense and cash flow.

        Billing for our services is complex. The practice of providing medical services in advance of payment or prior to assessing a patient's ability to pay for such services may have a significant negative impact on our patient service revenue, bad debt expense and cash flow. We bill numerous and varied payors, including self-pay patients and various forms of commercial insurance providers. Different payors typically have differing forms of billing requirements that must be met prior to receiving payment for services rendered. Self-pay patients and third-party payors may fail to pay for services even if they have been properly billed. Reimbursement to us is typically conditioned, among other things, on our providing the proper procedure and diagnosis codes. Incorrect or incomplete documentation and billing information could result in non-payment for services rendered.

        Additional factors that could complicate our billing include:

  •
  disputes between payors as to which party is responsible for payment;

  •
  variation in coverage for similar services among various payors;

  •
  the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;

  •
  the fact that we bill payors a facility fee, a professional services fee and other related fees;

  •
  the transition to new coding standards, which will require significantly more information than the codes currently used for medical coding and will require covered entities to code with much greater detail and specificity; and

  •
  failure to obtain proper physician enrollment and documentation in order to bill various payors.

        To the extent the complexity associated with billing for our services causes delays in our cash collections, we assume the financial risk of increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debt expense.

Our relationships with health systems are important to our growth strategy. If we fail to maintain good relationships with these health systems or to enter into new relationships, we may be unable to implement our growth strategy successfully and our reputation could be adversely affected.

        Our business depends in part upon the success of our health system partners and the strength of our relationships with those health systems. Our business could be adversely affected by any damage to those health systems' reputation or to our relationships with them, or as a result of an irreconcilable dispute with a health system partner. Additionally, our reputation in the communities we serve is bolstered by our relationships with our partners. If we are unable to maintain such partnerships, our own reputation could be adversely affected. We may enter into affiliation agreements or have informal arrangements with health systems in which we agree to transfer certain patients to affiliated hospitals in a defined geographic area. We expect to focus on the creation of additional partnerships with health systems, and others, as part of our expansion strategy. For example, we have arrangements with HCA to ensure bed availability for our patients in need of acute care services at nearby HCA hospitals in both the North Texas and Houston areas. In addition, we have a relationship with the Concentra urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed. If we are unable to develop and maintain good relationships with such health systems, maintain our existing agreements on terms and conditions favorable to us or enter into relationships with additional health systems on favorable terms, or at all, we may be unable to implement our growth strategies successfully.

We may enter into partnerships with healthcare providers. If this strategy is not successful, our financial performance could be adversely affected.

        In recent years, we have entered into strategic business partnerships with hospital systems and other large providers to take advantage of commercial opportunities in our facility based business. For example, and as discussed above, we have agreements with HCA and Concentra to ensure that patients have direct access to nearby hospitals and urgent care centers, as necessary. However, there can be no assurance that our efforts in these areas will continue to be successful.

        Moreover, this strategic partnership model exposes us to commercial risks that may be different from our own business model, including that the success of such partnerships is only partially under our operational and legal control, the potential for opportunity costs in not being able to pursue other partnerships should we enter into exclusive arrangements, and the risk that our partners may enter into additional arrangements with our competitors if these arrangements are not exclusive. Furthermore, partnership arrangements may raise fraud and abuse issues. For example, the Office of Inspector General of the Department of Health and Human Services, or the OIG, has taken the position that certain contractual arrangements between a party that receives remuneration for making referrals and a party that receives referrals for a specific type of service may violate the federal Anti-Kickback Statute, or the Anti-Kickback Statute, if one purpose of the arrangement is to encourage referrals. Our strategic partnership agreements do not involve the payment of any compensation. We believe our strategic partnership arrangements comply with the Anti-Kickback Statute; however, other regulatory bodies or a court may interpret these agreements differently and there is a risk that we may be found non-compliant and subject to government investigation, private and public lawsuits, civil penalties and criminal sanctions.

Proposed changes to financial accounting standards could require our operating leases to be recognized on the balance sheet.

        In addition to our significant level of indebtedness, we have considerable obligations relating to our current capital and operating leases. Proposed changes to financial accounting standards could require such leases to be recognized on our balance sheet. All of our existing facilities are subject to leases. All facilities under the MPT Agreements have initial terms of 15 years, with three five year renewal options. The terms of our non-MPT facilities vary, but typically have initial terms of between five and seven years with three year to five year renewal options. As of December 31, 2014 and 2013, we had 54 and 25 leased facilities, 53 and 24 of which were classified as operating leases and one of which was classified as a capital lease, respectively. The accounting treatment of these leases is described in Note 11 to our consolidated financial statements. For the years ended December 31, 2014, 2013 and 2012, our operating lease expense was approximately $15.2 million, $4.5 million and $2.1 million, respectively.

        In May 2013, the Financial Accounting Standards Board, or FASB, and the International Accounting Standards Board issued a revised joint discussion paper highlighting proposed changes to financial accounting standards for leases. The proposed changes would require that substantially all operating leases be recognized as assets and liabilities on our balance sheet, which would be a significant departure from the current standard, which classifies operating leases as off balance sheet transactions and accounts for only the current year operating lease expense in the statement of operations. The right to use the leased property would be capitalized as an asset and the expected lease payments over the life of the lease would be accounted for as a liability. The effective date, which has not been determined, could be as early as 2016 and may require retrospective adoption. While we have not quantified the impact this proposed standard would have on our financial statements, if our current operating leases are instead recognized on the balance sheet, it will result in a significant increase in the liabilities reflected on our balance sheet and in the interest expense and depreciation and amortization expense reflected in our statement of operations, while reducing the amount of rent expense. This could potentially decrease our reported net income.

A successful challenge by tax authorities to our treatment of certain physicians as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these physicians.

        As of December 31, 2014, through National Medical Professionals of Texas PLLC, National Medical Professionals of Colorado, P.C. and National Medical Professionals of Arizona LLC, affiliated professional limited liability companies owned and operated by our Executive Medical Director, we contracted with approximately 434 physicians and other medical staff as independent contractors to fulfill our contractual obligations to customers. Because these staff members are treated as independent contractors rather than as employees, National Medical Professionals of Texas PLLC, National Medical Professionals of Colorado, P.C. and National Medical Professionals of Arizona LLC do not (i) withhold federal or state income or other employment related taxes from their compensation, (ii) make federal or state unemployment tax or Federal Insurance Contributions Act payments with respect to them, (iii) provide workers compensation insurance with respect to them (except in states where they are required to do so for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employees. The contracts in place with these physicians obligate them to pay these taxes and other costs. Whether these physicians are properly classified as independent contractors generally depends upon the facts and circumstances of our relationship with them. If a challenge to our treatment of these physicians as independent contractors by federal or state authorities were successful and these physicians were treated as employees instead of independent contractors, we and/or National Medical Professionals of Texas PLLC, National Medical Professionals of Colorado, P.C. and National Medical Professionals of Arizona LLC could be liable for taxes, penalties and interest. In addition, there are currently, and have been in the past, proposals made to eliminate an existing safe harbor that would potentially protect us from the imposition of taxes in these circumstances, and similar proposals could be made in the future. If such a challenge were successful or if the safe harbor were eliminated, this could cause a material increase in our costs relating to these physicians and, therefore, a material adverse effect on our business, financial condition and results of operations.

We have experienced net losses and may not achieve or sustain profitability in the future.

        We have experienced periods of net losses, including consolidated net losses of approximately $17.3 million and $3.0 million for the years ended December 31, 2014 and 2013, respectively. Our revenue may not grow and we may not achieve or maintain profitability in the future. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. Our ability to achieve profitability will be affected by the other risks and uncertainties described in this section and in "Management's Discussion and Analysis of Financial Condition and Results of Operations." If we are not able to achieve, sustain or increase profitability, our business will be materially adversely affected and the price of our Class A common stock may decline.

We depend on our senior management and may not be able to retain those employees or recruit additional qualified personnel.

        We depend on our senior management, including Thomas S. Hall, our Chairman and Chief Executive Officer, Timothy Fielding, our Chief Financial Officer, and Graham Cherrington, our President and Chief Operating Officer. We rely on the extensive experience of our management team across the healthcare, retail and hospitality sectors as well as extensive knowledge of healthcare operations and facility expansion. The loss of services of any of these or any other members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms.

Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        We depend on complex, integrated information systems and standardized procedures for operational and financial information and our billing operations. We may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our increased patient volume and changing needs. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. Any interruptions in operations during periods of implementation would adversely affect our ability to properly allocate resources and process billing information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. In addition, our technology systems, or a disruption in the operation of such systems, could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our profit margins.

Our facilities currently located in Texas, Colorado and Arizona make us particularly sensitive to regulatory, economic and other conditions in those states.

        Our facilities are currently located in Texas, Colorado and Arizona. If there were an adverse regulatory, economic or other development in any of these states, our patient volume could decline, our ability to operate our facilities under our existing business model could be impacted, or there could be other unanticipated adverse impacts on our business that could have a material adverse effect on our business, prospects, results of operations and financial condition. See "—Risks Related To Healthcare Regulation—Changes in the rates or methods of third party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations."

Our patient volumes are sensitive to seasonal fluctuations and patient concerns over outbreaks and other infectious diseases, which impact our results of operations.

        Our patient volumes are sensitive to seasonal fluctuations in emergency activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however the timing and severity of these outbreaks can vary dramatically. Our patient volumes are influenced by fluctuations in the demand for our healthcare services and are sensitive to patient concerns over pandemic outbreaks such as Ebola and other infectious diseases, including patient concerns over the possibility of acquiring or communicating such diseases in a medical care environment. Additionally, as consumers shift towards high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

Our ability to open and operate facilities may be impacted by weather conditions.

        Our construction timelines may be delayed due to weather conditions. This may prevent us from opening facilities on time and increase our preopening expense burden. Additionally, extreme weather or natural disasters could also severely hinder our ability to operate existing facilities, delay capital improvements or cause us to close facilities. For example, in 2014, 38.5% of our patient service revenue was generated from facilities in the Houston market. If a hurricane, or other severe weather, were to affect this market, it could impact our ability to operate these facilities.

Disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.

        While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.

We could be subject to lawsuits for which we are not fully reserved.

        Physicians, hospitals, clinics and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Some of these lawsuits may involve large claim amounts and substantial defense costs. We generally procure professional liability insurance coverage for our affiliated medical professionals and professional and corporate entities. As of December 31, 2014, our professional liability insurance coverage was $20 million. This insurance coverage may not cover all claims against us, and insurance coverage may not continue to be available at a cost satisfactory to us to allow for the maintenance of adequate levels of insurance. If one or more successful claims against us were not covered by or exceeded the coverage of our insurance, it could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, in the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage, and which are not subject to actuarial estimates. The outcome of these matters could have a material effect on our results of operations in the period when we identify the matter, and the ultimate outcome could have a material adverse effect on our financial position, results of operations, or cash flows.

The reserves we establish with respect to our losses not covered under our insurance programs are subject to inherent uncertainties.

        In connection with our insurance programs, we establish reserves for losses and related expenses, which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate resolution and administration costs of losses we have incurred in respect of our liability risks. Insurance reserves are inherently subject to uncertainty. Our reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions calculated by an independent actuary firm. The independent actuary firm performs studies of projected ultimate losses on an annual basis and provides quarterly updates to those projections. We use these actuarial estimates to determine appropriate reserves. Our reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While we monitor claims closely when we estimate reserves, the complexity of the claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions we use in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in our consolidated financial statements. As of December 31, 2014 and 2013, we had a reserve of approximately $0.7 million and $0.7 million for incurred but unreported health claims, respectively. If we determine that our estimated reserves are inadequate, we will be required to increase reserves at the time of the determination, which would result in a reduction in our net income in the period in which the deficiency is determined.

Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance providers.

        Our insurance coverage is through various third-party insurers. To the extent we hold policies to cover certain groups of claims or rely on insurance coverage obtained by third parties to cover such claims, but either we or such third parties did not obtain sufficient insurance limits, did not buy an extended reporting period policy, where applicable, or the issuing insurance company is unable or unwilling to pay such claims, we may be responsible for those losses. Furthermore, for our losses that are insured or reinsured through commercial insurance providers, we are subject to the "credit risk" of those insurance companies. While we believe our commercial insurance providers are currently creditworthy, they may not remain so in the future.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.

        Our ability to compete effectively depends in part upon our intellectual property rights, including but not limited to our trademarks. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that the conduct of our businesses or our use of intellectual property infringes upon such third party's intellectual property rights. Any intellectual property litigation or claims brought against us, whether or not meritorious, could result in substantial costs and diversion of our resources, and there can be no assurances that favorable final outcomes will be obtained in all cases. The terms of any settlement or judgment may require us to pay substantial amounts to the other party or cease exercising our rights in such intellectual property, including ceasing the use of certain trademarks used by us to distinguish our services from those of others or ceasing the exercise of our rights in copyrightable works. In addition, we may have to seek a license to continue practices found to be in violation of a third party's rights, which may not be available on reasonable terms, or at all. Our business, financial condition or results of operations could be adversely affected as a result.

Risks Related to Healthcare Regulation

We conduct business in a heavily regulated industry and, if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.

        The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians, vendors and customers, our marketing activities and other aspects of our operations. Failure to comply with these laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment, loss of enrollment status or exclusion from government healthcare programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by regulatory authorities or the courts, and their provisions are sometimes open to multiple interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our managements' attention from the operation of our business.

        Our physicians, nurses and technicians, as well as the third-party payors with which we have a relationship are also subject to ethical guidelines and operating standards of professional and trade associations and private accreditation agencies. Compliance with these guidelines and standards is often required by our contracts with our customers or to maintain our reputation.

        The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. New or changed healthcare laws, regulations or standards may materially and adversely affect our business. In addition, a review of our business by judicial, law enforcement, regulatory or accreditation authorities could result in a determination that could adversely affect our operations.

Our current facilities are subject to state statutes and regulations that govern our operations, and the failure to comply with these laws and regulations can result in civil or criminal sanctions.

        Our operating freestanding emergency room facilities in Texas and Colorado, and our hospital in Arizona, are subject to many laws and regulations, particularly at the state and local government levels. These laws and regulations require our freestanding emergency rooms and our hospital in Arizona to meet various licensing, certification and other requirements, including those relating to:

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  building and construction codes, fire codes and life safety standards for our facilities;

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  the qualifications of medical and support personnel in our facilities;

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  the adequacy of medical care, equipment, personnel, operating policies and procedures;

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  required governance boards and organizational plans to oversee the facility;

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  required services and treatment lines, particularly in the hospital setting;

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  facility licensure;

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  maintenance and protection of medical records;

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  environmental protection and health and safety, including the handling and disposal of medical waste;

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  development of infection control and quality improvement policies and procedures;

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  required operating hours;

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  requirements to treat our emergent patients regardless of ability to pay;

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  restrictions on advertising and billing with respect to patients to make clear the facility is operating as an emergency room; and

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  patient transfer agreements and patient transfer plans to care for patients of an acuity beyond the capability of the facility.

        We may be subject to regulatory fines, penalties or other sanctions if our operations or facilities are found to not comply with applicable laws and regulations. Further, these laws and regulations are subject to change. New regulation of such facilities is also possible, which could force us to change our operational approach or lead to a finding by regulators that our facilities do not meet legal requirements.

State law regulation of construction or expansion of emergency rooms could prevent us from developing additional freestanding emergency rooms or other facilities.

        Approximately 36 states have certificate of need programs that require some level of prior approval for the construction of a new facility, acquisition or expansion of an existing facility, or the addition of new services for various healthcare facilities. One of the most common categories of healthcare services reviewed under certificate of need laws is hospital services, which may include the emergency services we provide at our freestanding emergency rooms. While the states where our facilities are currently operational (Texas, Colorado and Arizona) do not require a certificate of need, other states where we seek to expand our operations may require certificates of need under circumstances not currently applicable to our facilities. If these states require such a certificate, they may examine any proposed facility for the cost of adding additional services compared with other treatment models, the impact of our proposed facility on existing providers, the need for additional or expanded healthcare services in the relevant market and other analyses that may require changes to our business model. In such case, we may not be able to obtain the necessary certificates of need or other required approvals to meet our expansion plans. In addition, if we seek to acquire other facilities, in certificate of need states, we may be required to obtain a certificate of need before the acquisition, before we replace the equipment or before we expand the acquired facility. If we are unable to obtain such approvals, we may not be able to move forward with a planned acquisition, expand the acquired facility, add additional services to the facility or replace its equipment.

        In addition, there is a significant risk of additional state legislation restricting our ability to obtain licensure for new facilities. Only a few states, including Texas and Colorado, currently license the freestanding emergency room facilities that we operate. The lack of a specific licensure process for freestanding emergency facilities may lead state legislators or regulators to aggressively regulate the growth of such facilities, potentially seeking to treat our freestanding emergency room facilities in a manner similar to hospitals. In other states, the growing number of freestanding emergency departments may lead state legislatures to pass legislation requiring us to substantially change our operations or cease our operations in that state entirely. Any such licensure challenges could materially impact our prospects and growth strategy.

        Alternatively, without current state licensure of freestanding emergency room facilities, we may need to develop new models or form partnerships with existing facilities to expand to new states. Such challenges were one reason we entered into a joint venture with Dignity Health announced in October 2014. The new partnership has started with Dignity Health Arizona General Hospital, which was recently licensed as a general hospital by the Arizona Department of Health Services. These alternative models or partnerships may not be as profitable as our current freestanding facilities, and such development may materially impact our prospects or our growth strategy.

We are subject to comprehensive and complex laws and rules that govern the manner in which we bill and are paid for our services by third-party payors, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.

        Substantially all of our services are paid for by third-party commercial payors. These third-party payors typically have differing and complex billing and documentation requirements that we must meet in order to receive payment for our services. Reimbursement is typically conditioned on our providing the correct procedure and diagnostic codes and properly documenting the services themselves, including the level of service provided, the medical necessity for the services, the site of service, and the identity of the physician, nurse or technician who provided the service.

        We must also comply with numerous other state and federal laws applicable to our documentation and the claims we submit for payment, including but not limited to (i) "coordination of benefits" rules that dictate which payor we must bill first when a patient has potential coverage from multiple payors, (ii) requirements that we obtain the signature of the patient or patient representative, or, in certain cases, alternative documentation, prior to submitting a claim, (iii) requirements that we make repayment within a specified period of time to any payor which pays us more than the amount to which we are entitled, (iv) "reassignment" rules governing our ability to bill and collect professional fees on behalf of our physicians, (v) requirements that our electronic claims for payment be submitted using certain standardized transaction codes and formats and (vi) laws requiring us to handle all health and financial information of our patients in a manner that complies with specified security and privacy standards.

        Private third-party payors carefully audit and monitor our compliance with these and other applicable rules. Our failure to comply with the billing and other rules applicable to us could result in non-payment for services rendered or refunds of amounts previously paid for such services.

        Additionally, on January 16, 2009, the United States Department of Health and Human Services, or HHS, released the final rule mandating that everyone covered by the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which includes our facilities must implement the International Classification of Diseases (10th Edition), or ICD-10, for medical coding on October 1, 2013. HHS subsequently postponed the deadline for implementation of ICD-10 codes until October 1, 2014, which Congress extended until October 1, 2015, as part of the Protecting Access to Medicare Act of 2014. ICD-10 codes contain significantly more information than the ICD-9 codes currently used for medical coding and will require covered entities to code with much greater detail and specificity than ICD-9 codes. However, the transition to ICD-10 does not affect Current Procedural Terminology coding for physician services or outpatient procedures. We may incur additional costs for computer system updates, training, and other resources required to implement these changes. We may also incur additional costs from further delays in training staff on both the ICD-9 and ICD-10 codes and maintaining software that can operate under both systems through the inherent uncertainty from ongoing delays in ICD-10 implementation.

        If our operations are found to be in violation of these or any of the other laws which govern our activities, any resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results.

Changes in the rates or methods of third-party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations.

        We derive a majority of our revenue from direct billings to patients and third-party payors. As a result, any changes in the rates or methods of reimbursement for the services we provide could have a significant adverse impact on our revenue and financial results. Reimbursement rates can vary depending on whether the facility provider is an in-network or out-of-network provider. Each of our facilities will be out-of-network for some patients. Some facilities, as an out-of-network provider, may have issues billing appropriately with certain third-party payors. In some states, we may rely on state law that requires reimbursement of our services at in-network rates. A change in state law where the majority of our facilities are operated could have a material effect on our revenue or force us to negotiate lower rates with third-party payors who may or may not be willing to enter into agreements with us. In the last legislative session, members of the Colorado legislature proposed but did not pass a bill which would have significantly reduced reimbursement rates for our facilities within the state by making it a violation of the state insurance code to bill insurers or their beneficiaries for facility fees. We cannot predict the outcome of any legislation and cannot assure you that the Colorado legislature or another state where we operate would not pass another law that damages our ability to operate under our current model.

        Additionally, the PPACA could ultimately result in substantial changes in coverage and reimbursement, including changes in coverage or amounts paid by private payors, which could have an adverse impact on our revenue from those sources.

Recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending could adversely affect our business model, financial condition or results of operations.

        Our results of operations and financial condition could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences. In March 2010, the President signed the PPACA into law, which made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. However, certain provisions in the PPACA, such as the establishment of the Independent Payment Advisory Board, could cause us to face reduced reimbursement rates that would adversely affect our business model.

        The PPACA may also adversely affect payors by increasing their medical cost trends, which could have an effect on the industry and potentially impact our business and revenue as payors seek to offset these increases by reducing costs in other areas, although the extent of this impact is currently unknown.

        Because of the continued uncertainty about the implementation of the PPACA, including the potential for further legal challenges, we cannot quantify or predict with any certainty the likely impact of the PPACA on our business model, prospects, financial condition or results of operations. We also anticipate that Congress, state legislatures, and third-party payors may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation or policy changes or implementations effecting additional fundamental changes in the healthcare delivery system. We cannot assure you as to the ultimate content, timing, or effect of changes, nor is it possible at this time to estimate the impact of potential legislation.

If current or future laws or regulations force us to restructure our arrangements with physicians, professional corporations and hospitals, we may incur additional costs, lose contracts and suffer a reduction in net revenue under existing contracts, and we may need to refinance our debt or obtain debt holder consent.

        A number of laws bear on our relationships with our physicians. State authorities in some jurisdictions could find that our contractual relationships with our physicians violate laws prohibiting the corporate practice of medicine or fee-splitting. These laws are generally intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician's professional judgment, but they may also prevent the sharing of professional services income with professional, non-professional or other business interests. Over 30 states have some form of corporate practice of medicine restrictions and as we continue to expand into new markets, our current business model may implicate these restrictions. The states in which we currently operate (Colorado, Texas and Arizona) have some level of corporate practice of medicine restrictions. In each of these states, a business corporation may not employ physicians or provide medical services. While we believe we are currently in material compliance with applicable state laws relating to the corporate practice of medicine and fee-splitting, regulatory authorities or other parties, including our affiliated physicians, may assert that, despite these arrangements, we are impermissibly engaged in the practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our affiliated physicians and physician groups.

        Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from us and from each other, and, accordingly, each such physician/practice would be subject to a wide range of laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. A review or action by regulatory authorities or the courts could force us to terminate or modify our contractual relationships with physicians and affiliated medical groups, or to revise them in a manner that could be materially adverse to our business.

        Various licensing and certification laws, regulations and standards apply to us, our affiliated physicians and our relationships with our affiliated physicians. Failure to comply with these laws and regulations could result in our services being found to be non-reimbursable or prior payments being subject to recoupment, and can give rise to civil or criminal penalties, including loss of licensure for the facility. We routinely take actions we believe are necessary to retain or obtain all requisite licensure and operating authorities, including all building codes, state licensure rules and all state-mandated services. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, agencies that administer these programs may find that we have failed to comply in some material respects. Further, any expansion in new states or participation in the Medicare or Medicaid programs may add additional licensing and certification requirements with which we may not be in full compliance today.

        Adverse judicial or administrative interpretations could result in a finding that we are not in compliance with one or more of these laws and rules that affect our relationships with our physicians.

        These laws and rules, and their interpretations, may also change in the future. Any adverse interpretations or changes could force us to restructure our relationships with physicians, professional corporations or our hospital systems, or to restructure our operations. This could cause our operating costs to increase significantly. A restructuring could also result in a loss of contracts or a reduction in revenue under existing contracts. Moreover, if we are required to modify our structure and organization to comply with these laws and rules, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of such debt or require the refinancing of such debt.

We are subject to the data privacy, security and breach notification requirements of HIPAA and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions.

        HIPAA required HHS to adopt standards to protect the privacy and security of certain health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by "covered entities." As a provider of healthcare who conducts certain electronic transactions, each of our facilities is considered a covered entity under HIPAA. We have taken actions to comply with the HIPAA privacy regulations and believe that we are in substantial compliance with those regulations. These actions include the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Ongoing implementation and oversight of these measures involves significant time, effort and expense.

        In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained, or transmitted by covered entities or their business associates. We have taken actions in an effort to be in compliance with these security regulations and believe that we are in substantial compliance, however, a security incident that bypasses our information security systems causing an information security breach, loss of protected health information or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with fines. Ongoing implementation and oversight of these security measures involves significant time, effort and expense.

        The Health Information Technology for Economic and Clinical Health Act, or HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured protected health information, or PHI, that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured protected health information constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. If a breach affects 500 patients or more, it must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties, but also to unauthorized internal access to or use of such PHI.

        HITECH significantly expanded the scope of the privacy and security requirements under HIPAA and increased penalties for violations. Currently, violations of the HIPAA privacy, security and breach notification standards may result in civil penalties ranging from $100 to $50,000 per violation, subject to a cap of $1.5 million in the aggregate for violations of the same standard in a single calendar year. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to "willful neglect" may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may able to award damages, costs and attorneys' fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity's compliance record.

        States may impose more protective privacy restrictions in laws related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. Texas, Colorado and Arizona each have privacy regulations that impose requirements and restrictions in addition to those under HIPAA. If we fail to comply with HIPAA or similar state laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and our reputation.

        In addition, states may also impose restrictions related to the confidentiality of personal information that is not considered "protected health information" under HIPAA. Such information may include certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

We recently enrolled our Arizona general hospital in the federal Medicare program and the Arizona Medicaid program. As a result of participating in these programs, we will be required to comply with a number of additional federal and state regulatory schemes.

        While the majority of our facilities do not currently participate as providers in the federal Medicare, Medicaid or Tricare programs, our hospital in Arizona recently received confirmation of its enrollment in Medicare and Medicaid. By enrolling in these programs, we will face certain federal and state regulatory schemes for the first time. For example, the federal physician self-referral law, or the Stark Law, and the Anti-Kickback Statute apply to the provision of healthcare services and supplies to Medicare and Medicaid patients. While we have sought to organize our operations—both at our freestanding emergency rooms that do not participate in these programs and at our newly-opened hospital in Arizona—to comply with both the Stark Law and Anti-Kickback Statute, we cannot assure you that our enrollment in these government programs will not require some reorganization of our existing relationships with our physicians, referral sources and other partners, or that we will not be subject to government investigation for failure to comply with these laws.

        By not participating in these programs at our freestanding emergency rooms, many potential consumers of our services in our target markets may choose to receive services from other providers. To participate in these programs at our freestanding emergency room facilities we would need to significantly modify our current operational model. Such programs, particularly Medicare, have substantial statutory and regulatory requirements to participate. For example, the Medicare program does not currently allow the participation of independent freestanding emergency room facilities. To participate as a Medicare provider in states where we operate only freestanding emergency rooms, we would need to open a central-hospital facility that owns and operates the satellite freestanding emergency rooms as "provider-based facilities" under a unified organization. Under Medicare, establishing such a central-hospital facility with satellite freestanding emergency rooms structure requires a hospital to be "primarily engaged in the provision of services to inpatients." This requirement could limit our ability to grow by restricting the number of additional freestanding facilities associated with each Medicare-certified hospital to ensure compliance with the inpatient service requirements. This and other Medicare conditions of participation could be costly and limit our expansion plans. Our current accreditation from The Joint Commission as freestanding emergency room facilities does not guarantee that our facilities would meet The Joint Commission hospital standards, Medicare conditions of participation or Medicaid requirements for hospitals.

        Furthermore, the Medicare and Medicaid programs are particularly susceptible to statutory and regulatory changes, retroactive and prospective rate adjustments, spending freezes, federal and state funding reductions and administrative rulings and interpretations concerning, without limitation, patient eligibility requirements, funding levels and the method of calculating payments or reimbursements, all of which we now face for the first time at our Arizona hospital. The PPACA reduces annual payment updates for certain providers, including hospitals, and reduces Medicare payments for certain events, such as hospital readmissions and hospital-acquired infections. Furthermore, the Budget Control Act of 2011 requires automatic spending reductions for each fiscal year through 2021. We are unable to predict how these spending reductions will be structured, what other deficit reduction initiatives may be adopted by the U.S. Congress or how these changes will impact our Arizona hospital or would impact our freestanding emergency room facilities if such facilities subsequently participate in the Medicare program.

        Enrolling as a Medicaid provider also subjects a portion of our revenue to fluctuations and limitations in state budgets. Many state legislatures, including Arizona, Colorado and Texas, are required by their state constitution or laws to balance the state's budgets annually and the Medicaid program is often the largest budget expenditure for many states. In recent years, as economic forces put pressure on state budgets, many states decreased spending or decreased spending growth for their Medicaid programs. States also continually review and revise their Medicaid programs and request waivers from the CMS from otherwise national requirements, which could result in certain payments being reduced or eliminated. Such spending changes could have a material impact on the performance of our Arizona general hospital and our freestanding emergency rooms, if such facilities later participate in state Medicaid programs.

State regulation of healthcare marketing in our current or target markets could impact our marketing efforts, which may in turn hamper our ability to increase patient volume, increase same store sales, or build awareness of our care model, particularly if we choose to participate in Medicaid in the future.

        Some states regulate healthcare providers' marketing efforts to persons enrolled in governmental healthcare programs, such as Medicaid and the Children's Health Insurance Program, or CHIP. These marketing restrictions may impact our future marketing efforts. In particular, some state laws prohibit direct and/or indirect marketing and outreach efforts to enrollees of state-funded governmental healthcare programs. Some states restrict the direct marketing activities of providers by prohibiting providers from engaging in unsolicited personal contact or promotions of their practices to enrollees. In states that restrict providers' marketing efforts directly, regulations sometimes prohibit provider marketing materials from containing any false, misleading, or inaccurate statements relating to the providers' services, benefits or costs. A number of states also prohibit provider marketing materials from containing any state-owned logos or making any statement of endorsement by federal or state governmental entities.

        Other states, including Arizona, restrict providers' marketing efforts indirectly by regulating the activities of health plans that contract with state-funded governmental healthcare programs. Some states require state-contracted health plans to report their marketing costs to state regulatory agencies and submit all marketing materials for prior regulatory approval. We are not classified as a health plan, but we may contract with state-contracted health plans as a subcontracted provider subject to such restrictions in the future. In such case, some states' state-contracted health plans may restrict our marketing activities, in order to ensure the health plans' compliance with state-funded governmental healthcare programs' marketing restrictions. For example, a number of state-contracted health plans require their subcontracted providers to submit all marketing materials to the health plan. If the health plan deems it necessary, the health plan may then submit the subcontracted providers' marketing materials to the appropriate state regulatory agency. To our knowledge, we are currently in compliance with state healthcare marketing laws in the states in which we operate. However, these restrictions are rapidly evolving and we may be required to change our practices in the future. This risk is more pronounced in Arizona where we have enrolled our hospital in the state's Medicaid program, and such risks may increase in other states if we choose to enroll our facilities in those states' Medicaid or CHIP programs.

Our facilities, billing practices, relationships with healthcare providers and third parties, and our marketing practices are (at least in part) subject to the Anti-Kickback Statute, Stark Law, False Claims Act and similar state laws.

        By enrolling in the federal Medicare, Medicaid, and Tricare programs, our Arizona hospital (and any other of our facilities that enroll in such programs in the future) is directly subject to additional federal laws, including, but not limited to, those discussed below.

Anti-Kickback Statute

        Provisions in Title XI of the Social Security Act, commonly referred to as the Anti-Kickback Statute, prohibit the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The definition of

"remuneration" has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. Many states such as Texas and Arizona have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any payor, including private payors.

        Even at facilities where we do not currently accept Medicare, Medicaid or Tricare reimbursement, we could still be subject to the Anti-Kickback Statute to the extent we have referral or financial relationships with other parties that do participate in those programs.

        Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, such as $25,000 per violation and up to three times the remuneration involved. We may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require us to enter into a Corporate Integrity Agreement, or CIA, with the OIG. The obligations contained in such CIA could have a material adverse effect on our business, financial condition and results of operations.

Stark Law

        The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. The designated health services covered by the law include, among others, hospital inpatient, hospital outpatient, laboratory and imaging services. Some states, including Texas and Colorado, have self-referral laws similar to Stark Law for Medicaid claims (and commercial claims). States such as Arizona and Texas also require physicians to disclose to their patients that they have a direct financial relationship in a separate diagnostic or treatment agency or in services and goods being prescribed.

        Violation of the Stark Law may result in prohibition of payment for services rendered, a refund of any Medicare payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, criminal penalties, exclusion from Medicare and Medicaid programs, and potential false claims liability. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all tainted referrals. If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of revenues, or we could have to change our arrangements and operations in a way that could have a material adverse effect on our business, prospects, results of operations and financial condition.

False Claims Act

        The federal government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs. False claims filed with private insurers can also lead to criminal and civil penalties under state law. While the criminal statutes are generally reserved for instances of fraudulent intent, the government applies criminal, civil and administrative penalty statutes to a range of circumstances, including coding errors, billing for services not provided, submitting false cost reports, submitting claims resulting from arrangements prohibited by the Stark Law or the Anti-Kickback Statute, billing for services not rendered in compliance with complex Medicare and Medicaid regulations and guidance, misrepresenting services rendered (e.g., miscoding, upcoding, etc.) and application for duplicate reimbursement. Additionally, the federal government has taken the position that claiming reimbursement for unnecessary or substandard services violates these statutes if the claimant should have known that the services were unnecessary or substandard. Criminal penalties also are available in the case of claims filed with private insurers if the federal government shows that the claims constitute mail fraud or wire fraud or violate a number of federal criminal healthcare fraud statutes.

        Under the "qui tam" provisions of the Federal False Claims Act, private parties ("relators" or "whistleblowers") may bring actions against providers on behalf of the federal government. Such private parties are entitled to share in any amounts recovered by the government through trial or settlement. Qui tam cases are sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal government and the presiding court. In recent years, the number of suits brought by private individuals has increased dramatically.

        Both direct enforcement activity by the government and whistleblower lawsuits under the Federal False Claims Act have increased significantly in recent years and have increased the risk of healthcare companies like us having to defend a false claims action, repay claims paid by the government, pay fines or be excluded from the Medicare and Medicaid programs. In addition, under the PPACA, providers must report and refund the overpayments before the later of 60 days after the overpayment was identified or the date any corresponding cost report is due, if applicable. Any overpayment that is retained after this deadline is considered an obligation subject to an action under the Federal False Claims Act.

        A number of states have enacted false claims acts that are applicable to claims submitted to state Medicaid programs and are similar to the Federal False Claims Act. Section 6031 of the Deficit Reduction Act of 2005 as amended, or DRA, amended federal law to encourage these types of state laws, along with a corresponding increase in state initiated false claims enforcement efforts. Currently, most states and the District of Columbia have some form of state false claims act. The OIG has reviewed various state false claims acts and on numerous occasions has determined that some state false claims acts satisfy the DRA standards, including Texas and Colorado. Several states were given a grace period to amend their false claims acts to come into compliance with recent amendments to the Federal False Claims Act. We anticipate this figure will continue to increase.

CMS Recovery Audit Program

        We believe that the CMS will continue to operate its Recovery Audit Program, which could randomly audit our Arizona hospital and any of our other facilities that enroll in the Medicare or Medicaid in the future. The Recovery Audit Program's mission is to identify and correct Medicare improper payments through the efficient detection and collection of overpayments made on claims of healthcare services provided to Medicare beneficiaries, and the identification of underpayments to providers so that the CMS can implement actions that will prevent future improper payments. Federal law also requires states to create Recovery Audit Programs for their state Medicaid programs. Enrollment in Arizona's and other states' Medicaid programs may mean additional state scrutiny of potential overpayments.

The Emergency Medical Treatment and Labor Act

        Our participation in Medicare, Medicaid and Tricare at our Arizona hospital subjects the hospital to certain requirements of the Emergency Medical Treatment and Labor Act, or EMTALA. Under EMTALA, all participating hospitals with emergency departments are required to provide an appropriate medical screening examination upon request by any individual to determine whether an emergency medical condition exists or if the patient is in active labor. If the hospital determines that there is an emergency medical condition, then the hospital must stabilize the individual. Violations of these EMTALA obligations (if applicable) could subject us to civil penalties. Furthermore, individuals have a private right of enforcement if they suffer harm that is a direct result of a violation of EMTALA.

        Our facilities are subject to state requirements similar to those of EMTALA, regardless of whether our facilities are enrolled in Medicare, Medicaid or Tricare. For example, in Texas, as freestanding emergency room facilities, we are required by state law to provide appropriate screening and examinations to individuals to determine if an emergency medical condition exists. The facilities are also required to provide the necessary stabilizing treatment without assessing the individual's ability to pay. Violations of these requirements could lead to administrative and criminal penalties.

Changes in our ownership structure and operations may require us to comply with numerous notification and reapplication requirements in order to maintain our licenses, certifications or other authorizations to operate, and failure to do so, or an allegation that we have failed to do so, could result in payment delays, forfeiture of payment or civil and criminal penalties or loss of third-party payor contracts.

        We and our contracted physicians are subject to various federal, state and local licensing and certification laws with which we must comply in order to maintain authorization to provide, or receive payment for, our services. Compliance with these requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these requirements can lead not only to delays in payment and refund requests, but in extreme cases can give rise to civil or criminal penalties.

        In certain jurisdictions, changes in our ownership structure require pre- or post-notification to state governmental licensing and certification agencies, or agencies with which we have contracts. Relevant laws in some jurisdictions may also require re-application or re-enrollment and approval to maintain or renew our licensure, certification, contracts or other operating authority. Our changes in corporate structure and ownership involving changes in our beneficial ownership required us in some instances to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions or to begin to receive payment from government payment programs. The extent of such notices and filings may vary in each jurisdiction in which we operate, although those regulatory entities requiring notification generally request factual information regarding the new corporate structure and new ownership composition of the operating entities that hold the applicable licensing and certification. Additionally, certain of our third-party payor contracts may require us to provide notice of any changes to our ownership structure.

        While we have made consistent efforts to substantially comply with these requirements, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.

Federal law does not mandate coverage or reimbursement amounts by private payors for services provided in our freestanding facilities.

        The PPACA requires all non-grandfathered insurance plans covering emergency services to cover treatment of a "prudent layperson" who reasonably believes his or her health is in jeopardy at emergency departments of a hospital without regard to whether that hospital is in-network. The PPACA further prohibits insurance providers from requiring pre-approval authorization or other administrative limits on such services in out-of-network hospitals, and has certain minimum payment provisions for emergency care in a hospital emergency department that meet this prudent layperson standard. Our Arizona hospital should be eligible to receive certain payment protections from these provisions for services provided in the hospital's emergency room. There is no guarantee that these payment protections will continue to be available to us (or any provider) in the future.

Risks Related to Our Organizational Structure

We are an "emerging growth company" as defined in the Securities Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

        We are an "emerging growth company" as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced financial disclosure requirements, which include being permitted to provide only two years of audited financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding stockholder advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information that they may deem important. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2) of the Securities Act for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        We may avail ourselves of these provisions until December 31, 2015, after which we will cease to be an emerging growth company. Investors may find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the filing of our next annual report.

        Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC as a public company, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an "emerging growth company."

        As of December 31, 2015, we will cease to be an "emerging growth company." Accordingly, we must comply with the requirements of Section 404 of the Sarbanes-Oxley Act starting with our next annual report for the year ended December 31, 2015. While we expect to be ready to comply with Section 404 of the Sarbanes-Oxley Act by the applicable deadline, we cannot assure you that this will be the case. Furthermore, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could have a material adverse effect on our business, prospects, results of operations and financial condition.

Adeptus Health Inc.'s only material asset is its interest in Adeptus Health LLC, and it is accordingly dependent upon distributions from Adeptus Health LLC to pay taxes and pay dividends.

        Adeptus Health Inc. is a holding company that was formed in connection with our initial public offering and has no material assets other than its ownership of LLC Units. Adeptus Health Inc. has no independent means of generating revenue. Adeptus Health Inc. intends to cause Adeptus Health LLC to make distributions to its unitholders in an amount sufficient to cover all applicable taxes at assumed tax rates and dividends, if any. Deterioration in the financial condition, earnings or cash flow of Adeptus Health LLC and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent Adeptus Health Inc. needs funds, and Adeptus Health LLC is restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect our business, prospects, results of operations or financial condition.

        Payments of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications of the payment of dividends by us to our stockholders or by our subsidiaries (including Adeptus Health LLC) to us, and such other factors as our board of directors may deem relevant. First Choice ER, LLC and its subsidiaries are currently subject to certain restrictions and covenants under our senior secured credit facility, or, as amended, the Senior Secured Credit Facility, including limits on amounts of leverage, interest charges and capital expenditures. These restrictions and covenants may restrict the ability of those entities to make distributions to Adeptus Health Inc. Any additional financing arrangement we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Adeptus Health LLC is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Adeptus Health LLC (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Adeptus Health LLC are generally subject to similar legal limitations on their ability to make distributions to Adeptus Health LLC.

Adeptus Health Inc. is required to pay the Post-IPO Unit Holders and the Merged Owner certain tax benefits they may claim arising in connection with this offering and related transactions and subsequent exchanges in the future, and the amounts it may pay could be significant.

        In connection with our initial public offering, we entered into a tax receivable agreement with the Post-IPO Unit Holders and the Merged Owner, each as defined under the heading "Organizational Structure," providing for the payment by Adeptus Health Inc. to the Post-IPO Unit Holders of 85% of the benefits, if any, that Adeptus Health Inc. is deemed to realize as a result of increases in tax basis and certain other tax benefits. See "Organizational Structure."

        We expect the payments that Adeptus Health Inc. may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise or if distributions to Adeptus Health Inc. by Adeptus Health LLC are not sufficient to permit Adeptus Health Inc. to make payments under the tax receivable agreement after it has paid taxes. The payments under the tax receivable agreement are not conditioned upon the Post-IPO Unit Holders' or Merged Owner's continued ownership of us.

        Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the relative value of our assets at the time of the exchange, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we realize in the future and the tax rate then applicable, our use of loss carryovers and the portion of our payments under the tax receivable agreement constituting imputed interest or depreciable or amortizable basis.

        We are not aware of any issue that would cause the IRS to challenge a tax basis increase; however, if the IRS were successful in making such a challenge, we would not be reimbursed for any payments that may previously have been made under the tax receivable agreement if it is later determined that we did not receive the anticipated corresponding tax benefit. As a result, in certain circumstances we could make payments under the tax receivable agreement in excess of our cash tax savings.

Our corporate structure may result in conflicts of interest between our stockholders and the holders of LLC Units.

        We hold our assets and conduct substantially all of our operations through Adeptus Health LLC, which may in the future issue additional LLC Units to third parties. Persons holding LLC Units would have the right to vote on certain amendments to the limited liability company agreement of Adeptus Health LLC, as well as on certain other matters. Persons holding these voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future when the interests of members in Adeptus Health LLC conflict with the interests of our stockholders. As we are the managing member of Adeptus Health LLC, we have fiduciary duties to the other members of Adeptus Health LLC that may conflict with fiduciary duties our officers and directors owe to our stockholders. These conflicts may result in decisions that are not in the best interests of stockholders.

Transformation into a public company has increased our costs and may disrupt the regular operations of our business.

        Our initial public offering had a significant transformative effect on us. Prior to our initial public offering, our business operated as a privately owned company and we now incur significant additional legal, accounting, reporting and other expenses as a result of having publicly-traded Class A common stock. We also incur costs that we have not incurred previously, and will incur additional costs after we are no longer an "emerging growth company." Such costs include, but are not limited to, costs and expenses for directors' fees, increased directors and officers insurance, investor relations, compliance with the Sarbanes-Oxley Act and rules and regulations of the SEC, and various other costs of a public company.

        The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.

Our Sponsor will have reduced influence over us after this offering.

        Our Sponsor will hold approximately 28.0% of the voting power of our outstanding capital stock upon consummation of this offering (or 26.3% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). As a result of our Sponsor's ownership, our Sponsor may have, through our board of directors, the ability to control decision-making with respect to our business direction and policies. We have in recent years depended on our relationship with our Sponsor to help guide our business plan. Following the offering, our Sponsor will continue to have the right to designate certain of the members of our board of directors, as well as one member on each of our nominating and corporate governance committee and compensation committee. In addition, upon consummation of the offering, our Sponsor will have reduced its ownership of outstanding voting securities of our company and will no longer have consent rights with respect to certain significant corporate actions, including the hiring and firing of our chief executive officer, any change in control and any significant acquisitions, divestitures and equity issuances. This reduction and any future reduction of our Sponsor's ownership in our company could reduce or eliminate the benefits we have historically achieved through our relationship with it. Additionally, our Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsor's interests may differ from yours.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

        Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

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  authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend or other rights or preferences superior to the rights of the holders of Class A common stock;

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  expressly authorize the board of directors to make, alter or repeal our by-laws by majority vote; and

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  establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Class A common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See "Description of Capital Stock" in the accompanying prospectus.

Risks Related to this Offering and Our Class A Common Stock

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

        The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the consummation of this offering, we will have 13,469,298 outstanding shares of Class A common stock. This number includes shares of our Class A common stock we are selling in this offering, which may be resold immediately in the public market. In addition, after the consummation of this offering, the Merged Owner will hold 2,474,046 shares of Class A common stock and the Post-IPO Unit Holders will hold 7,263,314 LLC Units. See "Shares Eligible for Future Sale."

        In addition, the Post-IPO Unit Holders (or certain permitted transferees thereof) will have the right (subject to the terms of the Amended and Restated Limited Liability Company Agreement) to exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications. These exchanges, or the possibility these exchanges may occur, might also make it more difficult for holders of our Class A common stock to sell such stock in the future at a time and at a price that they deem appropriate.

        We have agreed not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for or repayable with our Class A common stock (including LLC Units), for 90 days after the date of this prospectus supplement without first obtaining the written consent of certain of the underwriters, subject to customary exceptions, except that such period will be 75 days after the date of this prospectus supplement for sales or transfers of our Class A common stock in which the proceeds will be used solely to purchase outstanding LLC Units from certain executive officers, directors and certain other holders of our Class A common stock. Our executive officers, directors and certain other holders of our Class A common stock, including the selling stockholder, have agreed not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for or repayable with our Class A common stock (including LLC Units), for 75 days after the date of this prospectus supplement without first obtaining the written consent of certain of the underwriters, subject to certain customary exceptions.

        In connection with our initial public offering, we entered into a registration rights agreement pursuant to which the Post-IPO Unit Holders, their affiliates and certain of their transferees have the ability to cause us to register the shares of our Class A common stock they acquired in connection with the Reorganization Transactions described under the heading "Organizational Structure" and elsewhere in this prospectus supplement or will receive upon exchange of their LLC Units (together with a corresponding number of shares of our Class B common stock).

The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline or could subject us to litigation.

        The market for equity securities worldwide experiences significant price and volume fluctuations that could result in a reduced market price of our Class A common stock, even if our operating performance is strong. In addition, general economic, market or political conditions could have an adverse effect on our stock price. Our Class A common stock price could also suffer significantly if our operating results are below the expectations of analysts and investors. Investors may be unable to resell their shares of our Class A common stock at or above your purchase price, if at all. In addition, when the market price of a company's common stock drops significantly, stockholders sometimes institute securities class action lawsuits against that company. A securities class action lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

If securities analysts do not publish research or reports about our business or if they downgrade our company or our sector, the price of our Class A common stock could decline.

        The trading market for our Class A common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not influence or control the reporting of these analysts. If one or more of the analysts who do cover us downgrade or provide a negative outlook on our company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events, development and results with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy under the heading "Summary" in this prospectus supplement and under the headings "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business" in our Annual Report, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook," "aim," "anticipate," "are confident," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words in connection with a discussion of future operating or financial performance. Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are disclosed under the heading "Risk Factors" and elsewhere in this prospectus supplement and under the heading "Risk Factors" in our Annual Report, including, without limitation, in conjunction with the forward-looking statements included and incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include without limitation:

  •
  our ability to implement our growth strategy;

  •
  our ability to maintain sufficient levels of cash flow to meet growth expectations;

  •
  our ability to protect our brand;

  •
  federal and state laws and regulations relating to our facilities, which could lead to the incurrence of significant penalties by us or require us to make significant changes to our operations;

  •
  our ability to locate available facility sites on terms acceptable to us;

  •
  competition from hospitals, clinics and other emergency care providers;

  •
  our dependence on payments from third-party payors;

  •
  our ability to source and procure new products and equipment to meet patient preferences;

  •
  our reliance on MPT and the MPT Agreements;

  •
  disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs;

  •
  our ability or the ability of our healthcare system partners to negotiate favorable contracts or renew existing contracts with third-party payors on favorable terms;

  •
  significant changes in our payor mix or case mix resulting from fluctuations in the types of cases treated at our facilities;

  •
  significant changes in the rules, regulations and systems governing Medicare and Medicaid reimbursements;

  •
  material changes in IRS revenue rulings, case law or the interpretation of such rulings;

  •
  shortages of, or quality control issues with, emergency care-related products, equipment and medical supplies that could result in a disruption of our operations;

  •
  the intense competition we face for patients, physician use of our facilities, strategic relationships and commercial payor contracts;

  •
  the fact that we are subject to significant malpractice and related legal claims;

  •
  the growth of patient receivables or the deterioration in the ability to collect on those accounts;

  •
  the impact on us of the PPACA, which represents a significant change to the healthcare industry; and

  •
  ensuring our continued compliance with HIPAA, which could require us to expend significant resources and capital.

        Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and in the documents incorporated by reference herein. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus supplement or incorporated by reference. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

 USE OF PROCEEDS

        The net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $197.2 million, or approximately $224.4 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, in each case assuming an offering price per share of $108.90, which was the last reported sale price of our Class A common stock on the NYSE on July 24, 2015 and after deducting underwriting discounts and commissions payable by us. We intend to use all of the net proceeds received by us to purchase, for cash, 1,906,229 outstanding LLC Units (or 2,169,037 outstanding LLC Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) from certain of the Post-IPO Unit Holders, as defined under the heading "Organizational Structure," at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions. We will not retain any of the net proceeds from this offering. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholder.

        If the underwriters exercise in full their option to purchase up to an aggregate of 412,500 additional shares of Class A common stock, we intend to purchase, for cash, 262,808 outstanding LLC Units from certain of the Post-IPO Unit Holders at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions. The remaining 149,692 shares of Class A common stock subject to the underwriters' option to purchase additional shares are expected to be Class A common stock to be held by the selling stockholder. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholder.

 PRICE RANGE OF OUR CLASS A COMMON STOCK

        Shares of our Class A common stock have been listed and traded on the NYSE under the symbol "ADPT" since June 25, 2014. The following table sets forth, for the periods indicated, the high and low intra-day sale prices in dollars on the NYSE for our Class A common stock.

Quarter Ended	High	Low
June 25, 2014 through June 30, 2014	$26.75	$25.00
September 30, 2014	$29.33	$23.35
December 31, 2014	$38.78	$24.22
March 31, 2015	$50.62	$30.12
June 30, 2015	$95.93	$47.05
September 30, 2015 (through July 24, 2015)	$113.55	$86.17

        There is no trading market for shares of our Class B common stock.

        On July 24, 2015, the last reported sale price of our Class A common stock on the NYSE was $108.90 per share. As of July 24, 2015, there were approximately 220 stockholders of record of our Class A common stock and 20 stockholders of record of our Class B common stock. These figures do not reflect the beneficial ownership or shares held in nominee name, nor do they include holders of any restricted stock units.

 DIVIDEND POLICY

        We do not currently plan to pay a dividend on our Class A common stock following this offering. The declaration, amount and payment of any future dividends on shares of our Class A common stock will be at the sole discretion of our board of directors.

        Adeptus Health Inc. is a holding company and has no material assets other than its ownership of LLC Units in Adeptus Health LLC. In the event that we do pay a dividend, we intend to cause Adeptus Health LLC to make distributions to us in an amount sufficient to cover such dividend. If Adeptus Health LLC makes such distributions to us, the other holders of LLC Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

        The Senior Secured Credit Facility limits the ability of Adeptus Health LLC to pay distributions to us. See "Description of Indebtedness."

        Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Adeptus Health LLC is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Adeptus Health LLC (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Adeptus Health LLC are generally subject to similar legal limitations on their ability to make distributions to Adeptus Health LLC.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization as of March 31, 2015 on an actual basis and on a pro forma basis giving effect to the transactions described under the heading "Unaudited Pro Forma Financial Information," including the application of net proceeds from this offering.

        You should read the information contained in this table in conjunction with the matters discussed under the headings "Use of Proceeds," Organizational Structure," "Unaudited Pro Forma Financial Information" and "Selected Historical Consolidated Financial Data" in this prospectus supplement, under the headings "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with our audited consolidated financial statements and related notes, in our Annual Report, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with our unaudited condensed consolidated financial statements and related notes, in our Quarterly Report.

	As of March 31, 2015
(in thousands, except for share amounts)	Actual	Pro Forma (unaudited)
Cash and cash equivalents	$13,872	$12,029

Short-term debt:
Current maturities of long-term debt	2,152	2,152
Current maturities of capital lease obligations	86	86

Total short-term debt	2,238	2,238
Long-term debt:
Senior Secured Credit Facility-term loan(1)	128,004	128,004
Capital lease obligations	4,032	4,032

Total long-term debt	132,036	132,036
Shareholders' equity:
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized and zero shares issued and outstanding	—	—
Class A common stock: par value $0.01 per share; 50,000,000 shares authorized; 9,985,500 shares issued and outstanding; 13,469,298 shares issued and outstanding, as adjusted for this offering	100	135
Class B common stock: par value $0.01 per share; 20,000,000 shares authorized; 10,781,153 shares issued and outstanding; 7,263,314 shares issued and outstanding, as adjusted for this offering	108	73
Additional paid-in capital	51,785	99,760
Accumulated other comprehensive loss	(88)	(88)
Accumulated deficit	(2,757)	(4,600)
Non-controlling interest	52,869	19,062

Total shareholders' equity	102,017	114,342

Total capitalization	$236,291	$248,616

(1)
On October 31, 2013, we entered into a Senior Secured Credit Facility for a $75 million term loan, which matures on October 31, 2018. The Senior Secured Credit Facility includes an additional $165.0 million delayed draw term loan commitment, which, if unused, expires 18 months after October 31, 2013; otherwise the amounts outstanding expire on October 31, 2018. The Senior Secured Credit Facility also includes a $10.0 million revolving commitment that terminates on October 31, 2018. See "Description of Indebtedness."

 ORGANIZATIONAL STRUCTURE

Organizational Structure

        Adeptus Health Inc. was incorporated as a Delaware corporation in March 2014 for the purpose of conducting our initial public offering, which was completed in June 2014. Adeptus Health Inc. is a holding company and its sole material asset is a controlling equity interest in Adeptus Health LLC. As the sole managing member of Adeptus Health LLC, Adeptus Health Inc. operates and controls all of the business and affairs of Adeptus Health LLC and, through Adeptus Health LLC and its subsidiaries, conducts our business. Adeptus Health Inc. owns 100% of the voting rights of Adeptus Health LLC, and therefore has control over Adeptus Health LLC. Adeptus Health Inc. consolidates Adeptus Health LLC and its subsidiaries in its consolidated financial statements. Adeptus Health Inc. reports a noncontrolling interest related to the LLC Units held by certain of the owners of Adeptus Health LLC prior to the consummation of our initial public offering, which we collectively refer to as the Pre-IPO Owners, including funds affiliated with our Sponsor, a fund affiliated with our founder and certain members of management and our board of directors, which we refer to collectively as the Post-IPO Unit Holders, in its consolidated statements of financial condition, operations, cash flows and comprehensive income (loss).

        Our organizational structure allows the Post-IPO Unit Holders that hold LLC Units to retain their equity ownership in Adeptus Health LLC, an entity that is classified as a partnership for United States federal income tax purposes, in the form of LLC Units. Investors in this offering as well as in our initial public offering, by contrast, hold their equity ownership in Adeptus Health Inc., a domestic corporation for United States federal income tax purposes, in the form of shares of Class A common stock. Adeptus Health Inc. incurs United States federal, state and local income taxes on its share of any taxable income of Adeptus Health LLC.

        In connection with the initial public offering, SCP III AIV THREE-FCER Conduit, L.P., one of the Pre-IPO Owners and an affiliate of our Sponsor, which we refer to as the Merged Owner, received shares of Class A common stock in connection with the merger of SCP III AIV THREE-FCER Blocker, Inc. with Adeptus Health Inc.

        In connection with the Reorganization Transactions described below, we amended and restated our certificate of incorporation to authorize two classes of common stock: Class A common stock and Class B common stock. The Post-IPO Unit Holders hold LLC Units along with Class B common stock. The shares of Class B common stock, which were issued concurrently with the Class A common stock, have no economic rights, but each allows the holder to exercise voting power at Adeptus Health Inc., the managing member of Adeptus Health LLC, and correspond to such holder's economic interest in Adeptus Health LLC. Pursuant to our amended and restated certificate of incorporation, each holder of Class B common stock is entitled to one vote for each share of Class B common stock held by such holder. Holders of Class B common stock have the right to exchange LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of Class A common stock of Adeptus Health Inc. pursuant to the exchange procedures described below. Shares of Class B common stock have no right to receive dividends or a distribution on the liquidation or winding up of Adeptus Health Inc., do not share in the earnings of Adeptus Health Inc., have no earnings allocable to such class and will generally not be transferable other than in connection with an exchange of LLC Units for Class A common stock.

        The diagram below depicts our organizational structure immediately following this offering, assuming no exercise by the underwriters of their option to purchase up to 412,500 additional shares of Class A common stock from us and the selling stockholder.

Note: Does not include approximately 200,000 shares of Class A common stock issued to management since our initial public offering.

Reorganization Transactions

        In connection with our initial public offering, we completed the transactions described below, which we collectively refer to in this prospectus supplement as the "Reorganization Transactions."

Reclassification and Amendment and Restatement of the Limited Liability Company Agreement of Adeptus Health LLC

        As part of the Reorganization Transactions, the limited liability company agreement of Adeptus Health LLC was amended and restated to, among other things, modify its capital structure by creating a single new class of LLC Units. We refer to this as the "Reclassification."

        Pursuant to the Amended and Restated Limited Liability Company Agreement, Adeptus Health Inc. became the sole managing member of Adeptus Health LLC. Adeptus Health Inc. has the right to determine when distributions will be made to the members of Adeptus Health LLC and the amount of any such distributions. If Adeptus Health Inc. authorizes a distribution, such distribution will be made to the members of Adeptus Health LLC pro rata in accordance with the percentages of their respective LLC Units.

        The holders of LLC Units in Adeptus Health LLC, including Adeptus Health Inc., incur U.S. federal, state and local income taxes on their share of any taxable income of Adeptus Health LLC. Net profits and net losses of Adeptus Health LLC are generally allocated to its members (including Adeptus Health Inc.) pro rata in accordance with the percentages of their respective LLC Units, except as otherwise required by law. In accordance with the Amended and Restated Limited Liability Company Agreement, Adeptus Health LLC is required, subject to certain limitations, to make pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations based on the taxable income of Adeptus Health LLC. Generally, these tax distributions are computed based on our estimate of the taxable income of Adeptus Health LLC multiplied by an assumed tax rate equal to the highest marginal effective rate applicable to either an individual or a corporation resident in either California or New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

Merger with Adeptus Health Inc.

        In connection with the initial public offering and the Reorganization Transactions, SCP III AIV THREE-FCER Blocker, Inc., one of our Pre-IPO Owners, merged with Adeptus Health Inc. As a result, Adeptus Health Inc. acquired 4,474,107 LLC Units (or 21.8% of the economic interest in Adeptus Health LLC) owned by the Merged Owner, and the Merged Owner received 4,474,107 shares of our Class A common stock.

Offering

        At the time of the consummation of this offering, Adeptus Health Inc. intends to purchase, for cash, 1,906,229 LLC Units from certain of the Post-IPO Unit Holders at a purchase price per unit equal to the offering price per share of Class A common stock in this offering net of underwriting discounts and commissions and fees associated with this transaction. If the underwriters exercise in full their option to purchase additional shares of Class A common stock, we intend to purchase, for cash, an aggregate of 262,808 outstanding LLC Units from certain of the Post-IPO Unit Holders at a purchase price per unit equal to the public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions.

Exchange Procedures

        Pursuant to the Amended and Restated Limited Liability Company Agreement, the Post-IPO Unit Holders (or certain permitted transferees thereof) have the right (subject to the terms of the Amended and Restated Limited Liability Company Agreement) to exchange their vested LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications. The exchange provisions, however, provide that a Post-IPO Unit Holder will not have the right to exchange LLC Units if Adeptus Health Inc. determines that such exchange would be prohibited by law or regulation. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by Adeptus Health Inc. will correspondingly increase as it acquires the exchanged LLC Units.

        The purchase of LLC Units with the proceeds from this offering and any other exchanges are expected to result in increases in the tax basis of the assets of Adeptus Health LLC that otherwise would not have been available. The tax basis of the assets of Adeptus Health LLC was also increased upon the acquisition of an interest in such assets in 2011 by funds affiliated with our Sponsor, and upon the deemed transfer (for U.S. federal income tax purposes) of LLC Units to Adeptus Health Inc. in connection with our initial public offering, and will be increased upon the transfer of LLC Units to Adeptus Health Inc. in connection with this offering. These increases in tax basis may reduce the amount of tax that Adeptus Health Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. In connection with our initial public offering we entered a tax receivable agreement with the Post-IPO Unit Holders and the Merged Owner that provides for the payment by Adeptus Health Inc. to the Post-IPO Unit Holders and the Merged Owner of 85% of the amount of the benefits, if any, that Adeptus Health Inc. is deemed to realize as a result of these increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of Adeptus Health Inc. and not of Adeptus Health LLC.

Voting Power and Ownership Following this Offering

        Following this offering:

  •
  Adeptus Health Inc. will hold 13,274,046 LLC Units, representing 64.6% of the economic interest in Adeptus Health LLC (or 13,536,854 LLC Units, representing 65.9% of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock). That interest will be allocated as follows:

  •
  public stockholders will collectively own 10,800,000 shares of our Class A common stock, representing 52.6% of the economic interest in Adeptus Health LLC through Adeptus Health Inc. (or 11,212,500 shares of Class A common stock, representing 54.6% of the economic interest in Adeptus Health LLC through Adeptus Health Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as representing an equal percentage of the voting power in Adeptus Health Inc.; and

  •
  the Merged Owner will own 2,474,046 shares of our Class A common stock, representing 12.0% of the economic interest in Adeptus Health LLC through Adeptus Health Inc. (or 2,324,354 shares of Class A common stock, representing 11.3% of the economic interest in Adeptus Health LLC through Adeptus Health Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as representing an equal percentage of the voting power in Adeptus Health Inc.; and

  •
  the Post-IPO Unit Holders will hold 7,263,314 LLC Units, representing 35.4% of the economic interest in Adeptus Health LLC (or 7,000,506 LLC Units, representing 34.1% of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and will hold an equal number of shares of Class B common stock representing an equivalent percentage of the voting power in Adeptus Health Inc.

        Funds affiliated with our Sponsor, including the Merged Owner through its holdings of our Class A common stock and certain Post-IPO Unit Holders through their holdings of LLC Units and our Class B common stock, will collectively own 28.2% of the economic interest in Adeptus Health LLC (or 26.5% of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as an equal percentage of the voting power in Adeptus Health Inc.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following pro forma consolidated balance sheet as of March 31, 2015 and statement of operations for the year ended December 31, 2014 and the three months ended March 31, 2015, present our consolidated financial position and consolidated results of operations to give pro forma effect to the transactions identified below as if all such events had been completed as of (i) January 1, 2014, with respect to the unaudited pro forma consolidated statement of operations and (ii) March 31, 2015, with respect to the unaudited pro forma consolidated balance sheet, excluding our initial public offering and the Reorganization Transactions, which are reflected in our historical results as of March 31, 2015.

        The unaudited pro forma consolidated financial statements give effect to the Reorganization Transactions as described in "Organizational Structure," the completion of our initial public offering on June 30, 2014 and the completion of the May 11, 2015 public offering of 1,572,296 shares of our Class A common stock, the proceeds of which were used to purchase, for cash, an equivalent number of LLC Units from certain of our Post-IPO Unit Holders, and the sale of 842,704 shares of our Class A common stock sold by an affiliate of our Sponsor, which we collectively refer to as the Secondary Offering. We refer to the initial public offering and the Secondary Offering, collectively, as the Historical Transactions. In addition, the adjustments to the pro forma statements of operations and balance sheet data also give effect to our pro forma adjustments for this offering, including:

  •
  the sale of shares of Class A common stock by us in this offering, assuming an offering price per share of $108.90, which was the last reported sale price of our Class A common stock on the NYSE on July 24, 2015, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering;

  •
  the application of the approximately $197.2 million in net proceeds from this offering, assuming an offering price per share of $108.90, which was the last reported sale price of our Class A common stock on the NYSE on July 24, 2015, to purchase from the Post-IPO Unit Holders 1,906,229 LLC Units (and the cancellation of the corresponding shares of Class B common stock); and

  •
  the recording of a deferred tax asset as a result of the increase in tax basis that is expected to result from the purchase by us of an aggregate of 1,906,229 LLC Units held by the Post-IPO Unit Holders and the liability that is expected to be incurred as a result under the tax receivable agreement that requires us to pay 85% of such benefits to the Post-IPO Unit Holders selling in this offering.

        The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable, factually supportable, directly attributable to either the Reorganization Transactions or this offering, and, in connection with pro forma adjustments related to the statements of operations, expected to have a continuing impact on our results of operations.

        We believe that the pro forma consolidated financial statements provide a helpful perspective to better understand our results of operations and our financial position. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been had this offering actually occurred on the date or as of the date specified, nor do they purport to project our results of operations for any future period. The unaudited pro forma financial statements and accompanying notes should be read together with the matters described under the headings "Use of Proceeds" and "Organizational Structure" in this prospectus supplement, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with our audited consolidated financial statements and related notes, in our Annual Report, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with our unaudited condensed consolidated financial statements and related notes, in our Quarterly Report.

Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2014

(dollars in thousands, except per share data)	Adeptus Health Inc.	SCP III AIV THREE-FCER Blocker, Inc.(1)	Historical Transasctions Adjustments	As Adjusted Before Offering	Offering Adjustments	Pro Forma Adeptus Health Inc.
Statement of Operations Data:
Revenue
Patient service revenue	$243,298	$—	$—	$243,298	$—	$243,298
Provision for bad debt	(32,624)	—	—	(32,624)	—	(32,624)

Net patient service revenue	210,674	—	—	210,674	—	210,674
Management and contract services revenue	20			20		20

Total net operating revenue	210,694			210,694		210,694
Equity in net loss of unconsolidated joint venture	(900)			(900)		(900)
Operating expenses:
Salaries, wages and benefits	136,498	—	—	136,498	—	136,498
General and administrative	37,604	—	993 (2)	38,597	850 (6)	39,447
Other operating expenses	27,329	—	—	27,329	—	27,329
(Gain) loss from the disposal or impairment of assets	(42)	—	—	(42)	—	(42)
Depreciation and amortization	15,037	—	—	15,037	—	15,037

Total operating expenses	216,426	—	993	217,419	850	218,269

(Loss) income from operations	(6,632)	—	(993)	(7,625)	(850)	(8,475)
Other (expense) income:
Interest expense	(11,966)	—	—	(11,966)	—	(11,966)
Unrealized gain on investment	—	5,633	(5,633) (3)	—	—	—

Total other (expense)	(11,966)	5,633	(5,633)	(11,966)	—	(20,441)

(Loss) income before (benefit) provision for income taxes	(18,598)	5,633	(6,626)	(19,591)	(850)	(19,448)
(Benefit) provision for income taxes	(1,326)	1,945	(3,531) (4)	(2,912)	(192) (7)	(3,104)

Net (loss) income	(17,272)	$3,688	(3,095)	(16,679)	(658)	(17,337)
Less: Net (loss) income attributable to non-controlling interest	(13,921)		5,174 (5)	(8,787)	1,510 (8)	(7,237)

Net loss attributable to Adeptus Health Inc.	$(3,351)		$(8,269)	$(7,932)	(2,167)	(10,100)

Net loss per share of Class A common stock:
Basic	$(0.34)					$(0.76) (8)
Diluted	$(0.34)					$(0.76) (8)
Weighted average shares of Class A common stock:
Basic	9,845,016					13,323,541 (8)
Diluted	9,845,016					13,323,541 (8)

(1)
Represents operations of this entity through March 31, 2014, the last date for which financial statements were available prior to the merger of this entity with Adeptus Health Inc. See "Organizational Structure—Reorganization Transactions—Merger with Adeptus Health Inc."

(2)
Represents expenses related to the Secondary Offering, the proceeds of which we used to purchase, for cash, 1,572,296 outstanding LLC Units from certain of our Post-IPO Unit Holders.

(3)
Reflects the adjustment to remove SCP III AIV THREE-FCER Blocker, Inc.'s unrealized gains on investment in First Choice ER, LLC.

(4)
Following the Reorganization Transactions and the completion of our initial public offering, we became subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of net taxable income of Adeptus Health Inc. Prior to these events, the holders of LLC Units were allocated 100% of the losses of Adeptus Health LLC. Subsequent to these events, U.S. federal income taxes were only applicable to the proportion of Adeptus Health Inc. held by holders of our Class A common stock (55.3%). This adjustment reflects the impact of U.S. federal income taxes being allocated to holders of our Class A common stock for the entire period.

(5)
Following the Historical Transactions, holders of our Class A common stock owned less than 100% of the economic interest in Adeptus Health Inc. Immediately following these events, the non-controlling interest was 44.6%. Net loss attributable to non-controlling interest represents 44.6% ($8.7 million) of loss before provision for income taxes ($19.6 million), net of its portion of state and local taxes.

(6)
Represents expenses related to this offering, as all of the net proceeds from the sale of our Class A common stock will be used to purchase 1,906,229 outstanding LLC Units from certain of the Post-IPO Unit Holders.

(7)
As noted in Note (3) above, U.S. federal income taxes are only applicable to the proportion of Adeptus Health Inc. held by holders of our Class A common stock (64.6%, giving effect to this offering). This adjustment reflects the impact of U.S. federal income taxes being allocated to the holders of our Class A common stock following this offering for the entire period.

(8)
Following this offering, the holders of our Class A common stock will continue to own less than 100% of the economic interest in Adeptus Health Inc. Immediately following this offering, the non-controlling interest will be 35.4%. Net loss attributable to non-controlling interest represents 35.4% ($7.2 million) of loss before provision for income taxes ($20.4 million), net of its portion of state and local taxes.

(9)
The basic and diluted pro forma net loss per share of Class A common stock represents net loss attributable to Adeptus Health Inc. divided by the combination of the 2,474,046 shares owned by the Merged Owner, the 8,050,000 shares previously held by the public 49,494 shares granted under our equity incentive plan, and the 2,750,000 shares sold in this offering.

Unaudited Pro Forma Consolidated Statements of Operations for the Three Months Ended March 31, 2015

(dollars in thousands, except per share data)	Adeptus Health Inc.	Historical Transactions Adjustments		Offering Adjustments		Pro Forma Adeptus Health Inc.
Statement of Operations Data:
Revenue
Patient service revenue	$95,902	$—		$—		$95,902
Provision for bad debt	(14,945)	—		—		(14,945)

Net patient service revenue	80,957	—		—		80,957
Management and contract services revenue	496					496

Total net operating revenue	81,453					81,453
Equity in net loss of unconsolidated joint venture	(694)					(694)
Operating expenses:
Salaries, wages and benefits	48,880	—		—		48,880
General and administrative	10,464	—		—		10,464
Other operating expenses	11,305	—		—		11,305
Depreciation and amortization	4,756	—		—		4,756

Total operating expenses	75,405	—		—		75,405

Income from operations	5,354	—		—		5,354
Other (expense) income:
Interest expense	(3,274)	—		—		(3,274)

Total other (expense)	(3,274)	—		—		(3,274)

Income before (benefit) provision for income taxes	2,080	—		—		2,080
Provision for income taxes	478	58	(1)	89	(1)	625

Net income	1,602	(58)		(89)		1,455
Less: Net income attributable to non-controlling interest	1,008	(82)	(2)	(192)	(3)	734

Net income attributable to Adeptus Health Inc.	$594	24		103		721

Net loss per share of Class A common stock:
Basic	$0.06					$0.05
Diluted	$0.06					$0.05
Weighted average shares of Class A common stock:
Basic	9,906,845					13,385,370 (4)
Diluted	9,906,845					13,385,370 (4)

(1)
U.S. federal income taxes are only applicable to the proportion of Adeptus Health Inc. held by holders of our Class A common stock (55.3%, giving effect to the Secondary Offering and 64.7%, giving effect to this offering). These adjustments reflect the impact of U.S. federal income taxes being allocated to the holders of our Class A common stock following the Secondary Offering and this offering, or collectively, the Secondary Offerings, for the entire period.

(2)
Following the Secondary Offering, the holders of our Class A common stock owned less than 100% of the economic interest in Adeptus Health Inc. Immediately following the Secondary Offering, the non-controlling interest was 44.5%. Net income attributable to non-controlling interest represented 44.5% ($0.9 million) of income before provision for income taxes ($2.1 million), net of its portion of state and local taxes.

(3)
Following this offering, the holders of our Class A common stock will continue to own less than 100% of the economic interest in Adeptus Health Inc. Immediately following this offering, the non-controlling interest will be 35.3%. Net income attributable to non-controlling interest represents 35.3% ($0.7 million) of income before provision for income taxes ($2.1 million), net of its portion of state and local taxes.

(4)
The basic and diluted pro forma net loss per share of Class A common stock represents net income attributable to Adeptus Health Inc. divided by the weighted average of the combination of the 2,474,046 shares owned by the Merged Owner, 111,323 shares granted under our equity incentive plan, the 8,050,000 shares previously held by the public and the 2,750,000 shares sold in this offering.

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2015

(dollars in thousands)	Adeptus Health Inc.	Historical Transactions Adjustments		Offering Adjustments		Pro Forma Adeptus Health Inc.
Assets:
Current assets
Cash	$13,872	$(993)	(1)	$(850)	(1)	$12,029
Restricted cash	7,868	—		—		7,868
Accounts receivable, less allowance for doubtful accounts of $25,931 and $13,068, respectively	49,377	—		—		49,377
Other receivables and current assets	16,028	—		—		16,028
Medical supplies inventory	4,413	—		—		4,413

Total current assets	91,558	(993)		(850)		89,715
Property and equipment, net	89,684	—		—		89,684
Investment in unconsolidated joint venture	1,407	—		—		1,407
Deposits	1,097	—		—		1,097
Deferred tax assets	33,829	46,935	(2)	94,137	(5)	174,901
Intangibles, net	19,570	—		—		19,570
Goodwill	61,009	—		—		61,009
Other long-term assets	4,133	—		—		4,133

Total assets	$302,287	$45,942		$93,287	(5)	$441,516

Liabilities and shareholders' equity:
Current liabilities
Accounts payable and accrued expenses	$18,417	$—		$—		18,417
Accrued compensation	14,064	—		—		14,064
Current maturities of long-term debt	2,152	—		—		2,152
Current maturities of capital lease obligations	86	—		—		86
Deferred rent	696	—		—		696

Total current liabilities	35,415	—		—		35,415
Long-term debt, less current maturities	128,004	—		—		128,004
Payable to related parties pursuant to tax receivable agreement	30,039	41,565	(2)	85,339		156,943
Capital lease obligations, less current maturities	4,032	—		—		4,032
Deferred rent	2,780	—		—		2,780

Total liabilities	200,270	41,565		85,339		327,174
Commitments and contingencies
Shareholders' equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized and zero shares issued and outstanding at March 31, 2015	—	—		—		—
Class A common stock, par value $0.01 per share; 50,000,000 shares authorized, 9,985,500 shares issued and outstanding at March 31, 2015; 13,469,298 shares issued and outstanding, as adjusted for this offering	100	16	(3)	19	(3)	135
Class B common stock, par value $0.01 per share; 20,000,000 shares authorized 10,781,153 shares issued and outstanding at March 31, 2015; 7,263,314 shares issued and outstanding, as adjusted for this offering	108	(16)	(3)	(19)	(3)	73
Additional paid-in capital	51,785	11,443	(2)(4)	36,532	(4)	99,760
Accumulated other comprehensive loss	(88)	—		—		(88)
Accumulated deficit	(2,757)	(993)		(850)		(4,600)
Non-controlling interest	52,869	(6,073)	(4)	(27,734)	(4)	19,062

Total shareholders' equity	102,017	4,733		7,948		114,342

Total liabilities and shareholders' equity	$302,287	$45,942		$93,287		$441,516

(1)
This adjustment reflects the actual or estimated offering expenses required to be paid by the Company pursuant to the Registration Rights Agreement. The Company will not retain any of the net proceeds from the offering. See "Use of Proceeds."

(2)
Reflects adjustments to the tax receivable agreement and other adjustments to give effect to the Secondary Offering, as set forth below:

•
We recorded an increase of $46.9 million in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets owned by Adeptus Health Inc. and the impact of the tax receivable agreement based on current federal and state tax rates; and

•
We recorded 85% of the estimated realizable tax benefit as an increase of $41.6 million as payable to related parties pursuant to the tax receivable agreement.

The amounts recorded for both the deferred tax assets and the liability for our obligations under the tax receivable agreement are based on our estimates. All of the effects of changes in any of our estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

(3)
Represents the conversion of Class B common stock to Class A common stock as a result of the Secondary Offerings.

(4)
As described under the heading "Organizational Structure," the holders of our Class A common stock will continue to own less than 100% of the economic interest in Adeptus Health Inc. following this offering, but Adeptus Health Inc. will continue to have 100% of the voting power and control over the management of Adeptus Health LLC. As a result, we will continue to consolidate the financial results of Adeptus Health LLC and will record an amount as non-controlling interest on our consolidated balance sheet. These adjustments reflect the impact of the Secondary Offerings on the non-controlling interest ownership.

(5)
Reflects adjustments to give effect to the tax receivable agreement and other adjustments based on the following assumptions:

•
We will recorded an increase of $94.1 million in deferred tax assets (or $107.5 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) for the estimated income tax effects of the increase in the tax basis of the assets owned by Adeptus Health Inc. and the impact of the tax receivable agreement based on current federal and state tax rates; and

•
We will record 85% of the estimated realizable tax benefit as an increase of $85.3 million (or $97.0 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) as payable to related parties pursuant to the tax receivable agreement.

The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the tax receivable agreement are based on our estimates. All of the effects of changes in any of our estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth the selected historical consolidated financial and other data as of the dates and for the periods indicated. The selected consolidated statements of operations data presented below for the fiscal years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data presented below as of December 31, 2014 and 2013 have been derived from our audited consolidated financial statements included in our Annual Report, which is incorporated by reference herein. The consolidated balance sheet data as of December 31, 2012 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement. The selected condensed consolidated statements of operations data presented below for the three months ended March 31, 2015 and 2014 and the consolidated balance sheet data presented below as of March 31, 2015 has been derived from our unaudited consolidated financial statements included in our Quarterly Report, which is incorporated by reference herein. The unaudited financial data presented has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The following selected historical consolidated financial data should be read in conjunction with the matters discussed under the headings "Use of Proceeds," "Organizational Structure," "Unaudited Pro Forma Financial Information" and "Capitalization" in this prospectus supplement, under the headings "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with our audited consolidated financial statements and related notes, in our Annual Report, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as with our unaudited condensed consolidated financial statements and related notes, in our Quarterly Report. The selected consolidated financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the consolidated financial statements and the related notes thereto incorporated by reference herein.

	Year ended December 31,			Three months ended March 31,
(dollars in thousands, except per share data)	2014	2013	2012	2015	2014
Statement of Operations Data:
Revenue:
Patient service revenue	$243,298	$114,960	$80,977	$95,902	$44,529
Provision for bad debt	(32,624)	(12,077)	(8,376)	(14,945)	(5,748)

Net patient service revenue	210,674	102,883	72,601	80,957	38,781
Management and contract services revenue	20	—	—	496	—

Total net operating revenue	210,694	102,883	72,601	81,453	38,781
Equity in net loss of unconsolidated joint venture	(900)	—	—	(694)	—
Operating expenses:
Salaries, wages and benefits	136,498	65,244	41,754	48,880	24,980
General and administrative	37,604	17,436	12,805	10,464	6,220
Other operating expenses	27,329	11,185	7,493	11,305	4,865
(Gain) loss from the disposal or impairment of assets	(42)	207	652	—	—
Depreciation and amortization	15,037	7,920	4,640	4,756	3,057

Total operating expenses	216,426	101,992	67,344	75,405	39,122

(Loss) income from operations	(6,632)	891	5,257	5,354	(341)
Other (expense) income:
Interest expense	(11,966)	(2,827)	(1,056)	(3,274)	(2,206)
Change in fair market value of derivatives	—	112	(533)	—	—
Write-off of deferred loan costs	—	(440)	—	—	—

Total other (expense)	(11,966)	(3,155)	(1,589)	(3,274)	(2,206)

(Loss) income before (benefit) provision for income taxes	(18,598)	(2,264)	3,668	2,080	(2,547)
(Benefit) provision for income taxes	(1,326)	720	467	478	220

Net (loss) income	(17,272)	(2,984)	3,201	1,602	(2,767)
Less: Net (loss) income attributable to non-controlling interest	(13,921)	(2,984)	3,201	1,008	(2,767)

Net (loss) income attributable to Adeptus Health Inc.	$(3,351)	$—	$—	$594	$—

Net loss per share of Class A common stock:
Basic	$(0.34)	$—	$—	$0.06	$—
Diluted	$(0.34)	$—	$—	$0.06	$—
Weighted average shares of Class A common stock:
Basic	9,845,016	—	—	9,906,845	—
Diluted	9,845,016	—	—	9,906,845	—
Consolidated Balance Sheet Data:
Cash	$2,002	$11,495	$3,455	$13,872	$1,127
Total assets	282,818	183,292	120,367	302,287	186,034
Total debt and capital lease obligations	110,935	79,411	23,604	134,274	86,404
Shareholders'/Owners' equity	$99,880	$78,651	$82,734	$102,017	$75,543
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$(24,698)	$6,872	$11,408	$(11,961)	$(6,963)
Investing activities	(49,448)	(44,647)	(15,537)	572	(10,181)
Financing activities	$64,653	$45,815	$2,820	$23,259	$6,776
Other Financial Data:
Adjusted EBITDA(1)	$28,200	$16,010	$13,689	$13,263	$5,092
Systemwide same-store revenue(2)	85,629	70,641	64,506	17,957	19,167
Capital expenditures	$47,429	$46,048	$11,504	$1,620	$10,297
Other Operational Data:
Patient volume (number of patient visits)	146,058	77,044	58,434	46,155	27,698
Number of facilities	55	26	14	62	32

(1)
We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including advisory services paid to our Sponsor, facility preopening expenses, management recruiting expenses, stock compensation expense, costs associated with our public offerings and other non-recurring costs. Adjusted EBITDA is included or incorporated by reference herein because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

  Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense, and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

  The following table sets forth a reconciliation of our Adjusted EBITDA to net income (loss) using data derived from our consolidated financial statements for the periods indicated:

	Year ended December 31,			Three months ended March 31,
(dollars in thousands)	2014	2013	2012	2015	2014
Net (loss) income	$(17,272)	$(2,984)	$3,201	$1,602	$(2,767)
Depreciation and amortization	15,037	7,920	4,640	4,756	3,057
Interest expense(a)	11,966	3,155	1,589	3,274	2,206
(Benefit) provision for income taxes	(1,326)	720	467	478	220
Advisory Services Agreement fees and expenses(b)	293	559	553	—	138
Preopening expenses(c)	10,550	3,977	497	2,099	1,408
Management recruiting expenses(d)	376	719	970	—	99
Stock compensation expense(e)	1,015	586	253	549	159
Initial public offering costs(f)	5,157	—	—	—	—
Other(g)	2,404	1,358	1,519	505	572

Total adjustments	45,472	18,994	10,488	11,661	7,859

Adjusted EBITDA	$28,200	$16,010	$13,689	$13,263	$5,092

(a)
Consists of interest expense and fees of $11.9 million, $2.8 million, and $1.1 million for the years ended December 31, 2014, 2013 and 2012, and $3.3 million and $2.2 million for the three months ended March 31, 2015 and 2014, respectively, a gain in fair market value of derivatives of $0.1 million for the year ended December 31, 2013, a loss in fair market value of derivatives of $0.5 million for the year ended December 31, 2012, and a write-off of deferred loan costs of $0.4 million for the year ended December 31, 2013.

(b)
Consists of management fees and expenses paid to a significant shareholder under our Advisory Services Agreement. The Advisory Services Agreement was terminated in connection with the consummation of our initial public offering in June 2014.

(c)
Includes labor, marketing costs and occupancy costs prior to opening a facility and the equity in loss of our unconsolidated joint venture in 2014.

(d)
Third-party costs and fees involved in recruiting our management team.

(e)
Stock compensation expense associated with grants of management incentive units.

(f)
Consists of costs incurred in conjunction with our initial public offering, including $2.4 million in bonuses for certain members of management, $2.3 million in costs related to the termination of our Advisory Services Agreement and $0.5 million of other offering costs.

(g)
For the year ended December 31, 2014, we incurred costs to develop long-term strategic goals and objectives totaling $1.7 million, real-estate development costs associated with potential real estate projects that were terminated totaling $0.6 million and board fees and travel expenses paid to members of the board of directors totaling $0.1 million. For the year ended December 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling approximately $0.5 million, real-estate development costs associated with potential real estate projects that were terminated totaling $0.4 million, board fees and travel expenses paid to members of the board of directors totaling $0.2 million and $0.25 million of termination costs paid to the former CEO. For the year ended December 31, 2012, we incurred terminated real-estate development costs totaling $0.5 million, legal costs primarily associated with real estate development and litigation for violation of our trademark totaling $0.8 million and board fees and travel expenses paid to members of the board of directors totaling approximately $0.2 million. For the three months ended March 31, 2015, we incurred terminated real estate development costs totaling $32,000 and costs to develop long-term strategic goals and objectives totaling $0.5 million. For the three months ended March 31, 2014, we incurred terminated real estate development costs of $0.2 million, costs to develop long-term strategic goals and objectives totaling approximately $0.3 million and board fees and travel expenses paid to members of the board of directors totaling approximately $60,000.

(2)
Systemwide same-store revenue includes revenue from our unconsolidated facilities as if they were consolidated. Systemwide same-store revenue is a non-GAAP measure of our financial performance and should not be considered as an alternative to same-store revenue as a measure of financial performance, or any other performance measure derived in accordance with GAAP. We believe the presentation of systemwide same-store revenue provides supplemental information regarding our financial performance as it includes revenue earned by all of our affiliated facilities, regardless of consolidation. There are no amounts attributable to unconsolidated joint ventures for the periods presented. We begin including revenue for a new facility as same store revenue from the first day of the 16th full fiscal month following the facility's opening, which is when we believe same store comparison becomes meaningful. When a facility is relocated, we continue to include revenue from that facility in same store revenue. Same store revenue allows us to evaluate how our facility base is performing by measuring the change in period over period net revenue in facilities that have been open for 15 months or more. Various factors affect same store revenue, including outbreaks of illnesses, changes in marketing and competition.

SELLING STOCKHOLDER

        The following table sets forth information regarding the beneficial ownership of our Class A common stock as of June 30, 2015 by (1) each person known to us to beneficially own more than 5% of our voting securities and whose ownership will be reduced as a result of the offering, (2) the selling stockholder, (3) each of our directors, (4) each of our named executive officers and (5) all directors and executive officers as a group.

        The number of shares of Class A common stock outstanding and percentage of beneficial ownership before this offering set forth below are based on the number of shares issued and outstanding immediately prior to the consummation of this offering. The number of shares of Class A common stock and percentage of beneficial ownership after the consummation of this offering set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of this offering.

        Beneficial ownership is determined in accordance with the rules of the SEC. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights (including such rights of holders of LLC Units (together with a corresponding number of shares of our Class B common stock) because they are exchangeable into shares of our Class A common stock at any time) that are currently exchangeable or exercisable or that are exchangeable or exercisable within 60 days of June 30, 2015.

        To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock.

	Class A Common Stock Beneficially Owned(2)					Combined Voting Power(3)(4)(5)
	Class A Common Stock Beneficially Owned Prior to the Offering(2)	Shares of Class A Common Stock Offered(2)	Shares of Class A Common Stock Subject to Underwriters' Option(2)(6)	After the Offering Assuming Underwriters' Option is Not Exercised	After the Offering Assuming Underwriters' Option is Exercised in Full	Prior to the Offering	After the Offering Assuming Underwriters' Option is Not Exercised	After the Offering Assuming Underwriters' Option is Exercised in Full
Name of Beneficial Owner(1)	Number	Number	Number	Number	Number	%	%	%
Funds affiliated with Sterling Partners(5)	7,780,713	1,985,714	352,283	5,794,999	5,442,717	37.5%	28.0%	26.3%
5-N Investments, LLC	1,647,778	—	—	1,447,778	1,447,778	7.9%	7.0%	7.0%
Named Executive Officers:
Thomas S. Hall	631,872	—	—	452,996	421,262	3.4%	2.5%	2.4%
Graham B. Cherrington	147,833	—	—	103,505	95,641	*	*	*
Timothy L. Fielding	76,001	—	—	47,927	42,946	*	*	*
Directors:
Richard Covert	1,650,295	—	—	1,450,295	1,450,295	8.0%	7.0%	7.0%
Daniel W. Rosenberg(5)	7,780,713	1,985,714	352,283	5,794,999	5,442,717	37.5%	28.0%	26.3%
Gregory W. Scott	17,010	—	—	9,294	7,925	*	*	*
Ronald L. Taylor	68,418	—	—	51,418	51,418	*	*	*
Jeffery S. Vender	44,333	—	—	31,917	29,714	*	*	*
Stephen M. Mengert	401	—	—	401	401	*	*	*
Steven V. Napolitano	4,221	—	—	4,221	4,221	*	*	*
Directors and executive officers as a group (13 persons)	10,549,331	2,516,751	407,996	8,032,580	7,624,585	51.8%	39.6%	37.7%

*
Less than 1 percent of Class A common stock outstanding.

(1)
Unless otherwise indicated below, the address of each beneficial owner in the table above is c/o Adeptus Health Inc., 2941 Lake Vista Drive, Lewisville, Texas 75067. The address for funds affiliated with Sterling Partners is Sterling Partners, 401 North Michigan Avenue, Suite 3300, Chicago, Illinois 60611.

(2)
Subject to the exchange provisions of the Amended and Restated Limited Liability Company Agreement, each LLC Unit (together with a corresponding number of shares of our Class B common stock) held by the Post-IPO Unit Holders is exchangeable for shares of our Class A common stock on a one-for-one basis. See "Organizational Structure." Beneficial ownership of LLC Units has also been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Units may be exchanged.

(3)
If the underwriters' option to purchase additional shares is exercised in full, the selling stockholder will sell an additional 149,692 shares of Class A common stock, and the Company will purchase, for cash, 202,590 LLC Units from a fund affiliated with Sterling Partners. Assuming full exercise of this option as set forth above, funds affiliated with Sterling Partners will hold a combined voting power in Adeptus Health Inc. of 26.3% after this offering.

(4)
The number of shares reported under "Combined Voting Power" represents the holder's (a) Class A common stock beneficially owned (determined as set forth above), as well as (b) unvested shares of Class B common stock (and a corresponding number of unvested LLC Units) that will not vest within 60 days of June 30, 2015. See "Description of Capital Stock—Common Stock" in the accompanying prospectus.

(5)
According to information known to the Company, represents (a) 3,317,817 shares of Class A common stock held by SCP III AIV THREE-FCER Conduit, L.P. ("Sterling AIV Conduit"), as to which Sterling AIV Conduit has sole voting and dispositive power, (b) 4,458,674 shares of Class B common stock (and a corresponding number of LLC Units) held by SCP III AIV THREE-FCER, L.P. ("Sterling AIV") convertible into shares of Class A common stock, as to which Sterling AIV has sole voting and dispositive power and (c) an aggregate of 4,222 shares of Class A common stock granted to certain designees of funds affiliated with Sterling Partners, Messrs. Daniel J. Hosler (a former member of our board of directors) and Rosenberg, which shares are held on behalf of Sterling Fund Management, LLC, which acts as an advisor to Sterling AIV Conduit and Sterling AIV. Sterling Capital Partners III, LLC is the general partner of SC Partners III, L.P., which is the general partner of each of Sterling AIV Conduit and Sterling AIV and, as a result, each of Sterling Capital Partners III, LLC and SC Partners III, L.P. may be deemed to beneficially own the securities beneficially owned by each of Sterling AIV Conduit and Sterling AIV. Steven M. Taslitz, Merrick M. Elfman, Douglas L. Becker and R. Christopher Hoehn-Saric, as the managers of Sterling Capital Partners III, LLC and the managers of the general partner of the sole owner of Sterling Fund Management, LLC, may be deemed to beneficially own the securities held by Sterling AIV Conduit and Sterling AIV and held on behalf of Sterling Fund Management LLC. Sterling AIV Conduit is the selling stockholder in this offering.

(6)
Of the 412,500 shares of Class A common stock subject to the underwriters' option, 149,692 will be sold by the selling stockholder and 262,808 will be sold by the Company, with the proceeds used to purchase an equivalent number of LLC Units from certain of our Post-IPO Unit Holders.

 DESCRIPTION OF INDEBTEDNESS

Senior Secured Credit Facility

        On October 31, 2013, First Choice ER, LLC, certain of its subsidiaries, Fifth Street Finance Corp., as administrative agent and L/C Arranger, and the lenders from time to time party thereto, entered into a Senior Secured Credit Facility for a $75.0 million term loan which matures on October 31, 2018. The Senior Secured Credit Facility includes an additional $165.0 million delayed draw term loan commitment, of which the unused portion expired on April 30, 2015, and matures on October 31, 2018 with respect to amounts previously drawn, and a $10.0 million revolving commitment that terminates on October 31, 2018.

        On March 31, 2014, we amended the Senior Secured Credit Facility to, among other things, increase the maximum aggregate amount permitted to be funded by MPT under the Initial MPT Agreement to $255.0 million.

        On June 11, 2014, we entered into a second amendment to the Senior Secured Credit Facility to, among other things, provide for a delayed draw term loan in an aggregate principal amount of up to $75.0 million, up to $60.0 million in principal amount of which will be used to make specified distributions and up to $10.0 million in principal amount of which will be used to repay certain revolving loans.

        As of March 31, 2015, we had $56.2 million and approximately $4.0 million available under the delayed draw term commitment and the revolving commitment, respectively, subject to certain debt covenants.

Interest Rate and Payments Generally

        Borrowings under the Senior Secured Credit Facility bear interest, at our option, at a rate equal to an applicable margin over (a) a base rate determined by reference to the highest of (1) the prime rate, (2) the federal funds effective rate plus 0.50% and (3) LIBOR for an interest period of one month plus 1%, or (b) LIBOR for the applicable interest period. The margin for the Senior Secured Credit Facility is 6.50% in the case of base rate loans and 7.50% in the case of LIBOR loans. The Senior Secured Credit Facility includes an unused line fee of 0.50% per annum on the revolving commitment and delayed draw term loan commitment, and a draw fee of 1.0% of the principal amount of each borrowing on the delayed draw term loan. The original principal amount of the term loan will be repaid in consecutive quarterly installments of $0.5 million on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015 and escalating to $0.9 million for each fiscal quarter ending after December 31, 2016. If drawn, the delayed draw term loan will be repaid in consecutive quarterly installments in an amount based on the repayment calculation contained in the Senior Secured Credit Facility on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015. We will repay the aggregate principal amount of all revolving loans outstanding on the maturity date, October 31, 2018.

Prepayments and Reduction of Commitments

        The Senior Secured Credit Facility requires us to prepay loans, subject to certain exceptions and reinvestment rights, in an amount equal to 100% of the aggregate net cash proceeds of asset dispositions, recovery events, debt issuances, equity issuances and extraordinary receipts received or contributed to First Choice ER, LLC or its subsidiaries. We are also required by the Senior Secured Credit Facility to prepay loans in an amount equal to 50% of excess cash flow (or if our leverage ratio is less than 3.00 to 1.00, 25% of excess cash flow) less any optional repayments of term loans (and revolving loans if the commitment is reduced by a corresponding amount) during the relevant year. A customary prepayment is also required to the extent credit exposure under the Senior Secured Credit

Facility exceeds the commitments thereunder. From time to time and at any time, we may also voluntarily request to prepay any loans under the Senior Secured Credit Facility following specified notification periods.

        Term loans (including delayed draw term loans) are subject to prepayment premiums with respect to any voluntary prepayment, any mandatory prepayment resulting from an incurrence of indebtedness not permitted by the Senior Secured Credit Facility or any other mandatory prepayment if the events giving rise to such mandatory prepayment constitute or result in an event of default or upon acceleration of the obligations under the Senior Secured Credit Facility. The prepayment premium is equal to: (a) 2.00% of the amount prepaid if such prepayment occurs after the closing of the Senior Secured Credit Facility and on or prior to the first anniversary thereafter, (b) 1.00% of the amount prepaid if such prepayment occurs after the first anniversary after the closing of the Senior Secured Credit Facility and on or prior to the second anniversary thereof, and (c) 0.00% of the amount prepaid if such prepayment occurs thereafter; provided, that notwithstanding the foregoing, if any such prepayment occurs in connection with a Change of Control, the applicable Prepayment Premium shall only be: (a) 1.00% of the amount prepaid if such prepayment occurs after the closing of the Senior Secured Credit Facility and on or prior to the second anniversary thereof, and (b) 0.00% of the amount prepaid if such prepayment occurs on or after the second anniversary of the Closing Date; provided further, that solely with respect to each delayed draw term loan, whether before or after an event of default or upon acceleration of the obligations under the Senior Secured Credit Facility, the applicable prepayment premium shall be equal to: (a) 2.00% of the amount prepaid if such prepayment occurs after the date such delayed draw term loan is made and on or prior to the first anniversary of the date such delayed draw term loan is made, (b) 1.00% of the amount prepaid if such prepayment occurs after the first anniversary of the date such delayed draw term loan is made and on or prior to the second anniversary of the date such delayed draw term loan is made, and (c) 0.00% of the amount prepaid if such prepayment occurs on or after the second anniversary of the date such delayed draw term loan is made.

Guarantees and Security

        The obligations under the Senior Secured Credit Facility are irrevocably and unconditionally guaranteed by, subject to certain exceptions, Adeptus Health LLC and its existing and future domestic subsidiaries. In addition, and subject to certain exceptions and qualifications, the Senior Secured Credit Facility is secured by a first priority lien over substantially all the assets of Adeptus Health LLC, First Choice ER, LLC and the guarantors.

Certain Covenants and Events of Default

        The Senior Secured Credit Facility contains a number of significant negative covenants. Such negative covenants, among other things and subject to certain exceptions, restrict First Choice ER, LLC and its subsidiaries' ability to:

  •
  incur additional indebtedness, make guarantees and enter into hedging agreements;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  engage in mergers or consolidations;

  •
  transfer assets;

  •
  pay dividends and distributions;

  •
  change the nature of our business;

  •
  make investments, loans and advances, including acquisitions;

  •
  engage in certain transactions with affiliates;

  •
  amend certain material agreements, including the MPT Agreements and organizational documents;

  •
  enter into certain joint ventures;

  •
  enter into certain restrictive agreements; and

  •
  make certain changes to our accounting practices.

        In addition, the Senior Secured Credit Facility contains financial covenants that, among other things, require us to maintain:

  •
  a consolidated leverage ratio of at most 7.00 to 1.00 (decreasing to 3.50 to 1.00 as of December 31, 2016 and thereafter);

  •
  a consolidated interest charge coverage ratio of at least 2.00 to 1.00 (increasing to 2.75 to 1.00 as of June 30, 2015 and thereafter); and

  •
  a consolidated capital expenditures amount ranging from $30.0 million (for the fiscal year ended December 31, 2014) to $15.0 million (for the fiscal year ended December 31, 2015 and thereafter).

        The financial covenant calculations are based on First Choice ER, LLC and its subsidiaries as a consolidated group. In addition, the Senior Secured Credit Facility includes certain limitations on intercompany indebtedness.

        In addition, our Senior Secured Credit Facility contains customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders will be entitled to take a number of actions, including the acceleration of amounts due under the Senior Secured Credit Facility and all actions permitted to be taken by a secured creditor.

        As of June 30, 2015, we were in compliance with all covenant requirements.

 SHARES ELIGIBLE FOR FUTURE SALE

        The sale of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.

        Upon completion of this offering, we will have a total of 13,469,298 shares of our Class A common stock outstanding, or 13,732,106 shares assuming the underwriters exercise in full their option to purchase additional shares. Of these shares, 10,822,555 or 11,235,055 assuming the underwriters exercise in full their option to purchase additional shares of Class A common stock, will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

        In addition, upon consummation of this offering, the Merged Owner will beneficially own 2,474,046 shares of our Class A common stock and the Post-IPO Unit Holders will beneficially own 7,263,314 LLC Units in Adeptus Health LLC. Pursuant to the terms of the Amended and Restated Limited Liability Company Agreement and our amended and restated certificate of incorporation, the Post-IPO Unit Holders will be able, from time, to time exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications.

        Shares of our Class A common stock held by the Merged Owner are considered "restricted securities," as defined in Rule 144. As a result, absent registration under the Securities Act or compliance with Rule 144 thereunder or an exemption therefrom, these shares of Class A common stock are not freely transferable to the public. In connection with our initial public offering, we entered into a registration rights agreement with the Pre-IPO Unit Holders, including the Merged Owner, pursuant to which we granted the Pre-IPO Unit Holders registration rights that would require us to register under the Securities Act the resale of these shares of Class A common stock (including shares of our Class A common stock received in exchange for a corresponding number of LLC Units and shares of Class B common stock). Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

        In addition, on June 24, 2014, we filed a registration statement on Form S-8 under the Securities Act registering 1,033,500 shares of Class A common stock to be issued or reserved for issuance under our 2014 Omnibus Incentive Plan. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or lock-up restriction described below.

Rule 144

        In general, under Rule 144, as currently in effect, a person who is not deemed to be our affiliate for purposes of the Securities Act or to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares of our Class A common stock without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of our Class A common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares of our Class A common stock without complying with any of the requirements of Rule 144. In general, under Rule 144 as currently in effect, our affiliates or persons selling Class A common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the number of shares of our Class A common stock then outstanding and (2) the average weekly trading volume of the shares of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 by our affiliates or persons selling Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        In general, under Rule 701 under the Securities Act, an employee, consultant or advisor who acquired shares of our Class A common stock from us prior to our initial public offering in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period restriction, contained in Rule 144.

Lock-Up Agreements

        We have agreed not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for or repayable with our Class A common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of certain of the underwriters, subject to customary exceptions, except that such period will be 75 days after the date of this prospectus supplement for sales or transfers of our Class A common stock in which the proceeds will be used solely to purchase outstanding LLC Units from certain executive officers, directors and certain other holders of our Class A common stock. Our executive officers, directors and certain other holders of our Class A common stock, including the selling stockholder, have agreed not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for or repayable with our Class A common stock, for 75 days after the date of this prospectus supplement without first obtaining the written consent of certain of the underwriters, subject to customary exceptions. The lock-up agreements do not preclude holders of LLC Units from exchanging such units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock, provided that shares of Class A common stock acquired in connection with any such exchanges will be subject to the restrictions provided for in the lock-up agreements.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain material United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with shares of Class A common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

        Except as modified for estate tax purposes, a "non-U.S. holder" means a beneficial owner of shares of our Class A common stock that, for United States federal income tax purposes, is not any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, "controlled foreign corporation," "passive foreign investment company," a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity)), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        We have not and will not seek any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our Class A common stock that are different from those discussed below.

        If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your tax advisors.

        If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of the shares of Class A common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

        Cash distributions on shares of our Class A common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your tax basis in our Class A common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

        Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (including the provision of a properly completed IRS form W-8ECI or other applicable forms). Instead, such dividends generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits attributable to such dividends that are effectively connected with its United States trade or business (and, if an income tax treaty applies, are attributable to its United States permanent establishment).

        A non U.S. holder of shares of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our Class A common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non U.S. holders that are pass through entities rather than corporations or individuals.

        A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

        Subject to discussions below of the backup withholding tax and "FATCA" legislation, any gain realized by a non-U.S. holder on the disposition of shares of our Class A common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or, if an income tax treaty applies, at such lower rate as may be specified by the treaty on its gains attributable to its United States permanent establishment). Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States under the Code.

        We do not believe we are, and we do not expect to become, a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation," so long as shares of our Class A common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of shares of our Class A common stock will be subject to United States federal income tax on the disposition of shares of our Class A common stock.

Federal Estate Tax

        Shares of our Class A common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional FATCA Withholding Requirements

        Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as "FATCA"), a 30% United States federal withholding tax may apply to any dividends paid on shares of our Class A common stock and, for a disposition of our Class A common stock occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a "foreign financial institution" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a "non-financial foreign entity" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the heading "—Dividends," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of shares of our Class A common stock.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as their representatives, have severally agreed to purchase the following respective number of shares from us:

Underwriter	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BMO Capital Markets Corp.
Evercore Group L.L.C.
Piper Jaffray & Co.
Dougherty & Company LLC
Total	2,750,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares, other than those covered by the option to purchase additional shares described below, if any are purchased.

        Shares sold by the underwriters to the public will initially be offered at the price to the public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the price to the public. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriters have an option to buy up to an additional 412,500 shares in aggregate from us (up to 262,808 shares) and the selling stockholder (up to 149,692 shares) to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 412,500 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholder

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.9 million.

        Adeptus Health Inc. and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        Adeptus Health Inc. has agreed, subject to certain specified exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our Class A common stock or other securities convertible into or exchangeable or exercisable for shares of our Class A common stock or derivatives of Class A common stock, or Class A common stock issuable upon exercise of options or warrants during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives (except that such period will be 75 days after the date of this prospectus supplement for such transactions where the proceeds will be used solely to purchase outstanding LLC Units from certain executive officers, directors and certain other holders of our Class A common stock). The Company's executive officers and directors and certain other holders of our Class A common stock, including the selling stockholder, have agreed, subject to certain specified exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our Class A common stock or other securities convertible into or exchangeable or exercisable for shares of our Class A common stock or derivatives of Class A common stock prior to this offering or Class A common stock issuable upon exercise of options or warrants during the period from the date of this prospectus supplement continuing through the date 75 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

        The underwriters may make a market in the shares after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares or that an active public market for the shares will develop.

        In connection with the offering and any subsequent market-making activities, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include stabilizing transactions, which consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering, or other purchases. In addition, the underwriters may engage in short sales and purchases to cover positions created by short sales in connection with any market-making activities. Short sales would involve the sale by the underwriters of a greater number of securities than they then hold, and must be closed out by purchasing those securities in the open market. Stabilizing transactions and purchases to cover a short position, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the stock exchange on which our shares are listed, in the over-the-counter market or otherwise.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to Adeptus Health Inc. for which they received or will receive customary fees and expenses. An affiliate of one of the underwriters has issued letters of credit on behalf of one of our directors and one non-Sponsor stockholder.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        To the extent that any underwriter that is not a U.S. registered broker- dealer intends to effect any sales of the shares in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are qualified investors as defined in the Prospectus Directive;

  (b)
  to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Issuer or the representatives for any such offer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented, warranted and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

        The consolidated financial statements of Adeptus Health Inc. and its subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On October 22, 2013, the board of directors engaged KPMG LLP, or KPMG, as the independent registered public accounting firm of First Choice ER, LLC and its consolidated subsidiaries. Concurrent with this appointment, we dismissed Grant Thornton LLP, or Grant Thornton, effective October 22, 2013. The decision to change our principal independent registered public accounting firm was approved by our audit committee. Grant Thornton's report on the financial statements of First Choice ER, LLC and its consolidated subsidiaries for the year ended December 31, 2012 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports and (ii) no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K issued by the SEC, in connection with the audit of the financial statements of First Choice ER, LLC and its consolidated subsidiaries for the 2012 period audited by Grant Thornton through the replacement of Grant Thornton with KPMG.

        Neither we nor anyone acting on our behalf consulted with KPMG at any time prior to their retention by us with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of First Choice ER, LLC and its consolidated subsidiaries, and neither a written report nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement or a reportable event (as such terms are defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K).

 INCORPORATION BY REFERENCE

        The SEC allows us to incorporate certain information in this prospectus supplement by reference to other documents that we file with them. This means that we can disclose information to you for purposes of this prospectus supplement by referring you to other documents on file with the SEC. The information incorporated by reference is an important part of this prospectus supplement.

        We incorporate in this prospectus supplement by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

  •
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed on May 1, 2015;

  •
  our Current Reports on Form 8-K filed on February 26, 2015, April 21, 2015, April 23, 2015, May 11, 2015, May 22, 2015 and June 19, 2015; and

  •
  all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

        Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been "furnished" to and not "filed" with the SEC.

        Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or any amendment or supplement to this prospectus supplement.

        We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus supplement is delivered. You may request these documents, at no cost, by writing or telephoning us at the following address:

Adeptus Health Inc.
2941 Lake Vista Drive
Lewisville, Texas 75067
Telephone: (972) 899-6666

        Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Report, are also available on our website at ir.adeptushealth.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement. Neither we nor the selling stockholder has authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, together with the information incorporated by reference herein, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements made in or incorporated by reference herein about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and as a result, file annual, quarterly and current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above or inspect them without charge at the SEC's website.

PROSPECTUS

Adeptus Health Inc.

Class A Common Stock

        We may offer and sell shares of our Class A common stock from time to time. We will determine when we sell our Class A common stock, which may be sold on a continuous or delayed basis directly to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and we and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of our Class A common stock. If any agents, dealers or underwriters are involved in the sale of any of our Class A common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. Our net proceeds from the sale of our Class A common stock also will be set forth in the applicable prospectus supplement. We also may provide investors with a free writing prospectus that includes this information. In addition, one or more selling stockholders to be named in a prospectus supplement hereto may offer and sell our Class A common stock from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

        Each time that we or any selling stockholders sell shares of our Class A common stock using this prospectus, we or any selling stockholders will provide a prospectus supplement and attach it to this prospectus if required. The prospectus supplement or a free writing prospectus will contain more specific information about the offering and the Class A common stock being offered, including the names of any selling stockholders, if applicable, the prices and our net proceeds from the sales of such shares of our Class A common stock. The selling stockholders will receive all of the proceeds from any sales of our Class A common stock owned by them. We will not receive any proceeds from the sale of our Class A common stock by selling stockholders. We may bear a portion of the expenses of the offering of our Class A common stock by one or more selling stockholders, except that the selling stockholders may pay any applicable underwriting fees, discounts or commissions and certain transfer taxes. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell shares of our Class A common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

        You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in shares of our Class A common stock.

        Our Class A common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "ADPT."

        Investing in shares of our Class A common stock involves risks. You should refer to and consider the information included in the section titled "Risk Factors" on page 2 of this prospectus and the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2015

        You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectuses related hereto that we have prepared. Neither we nor any selling stockholder has authorized anyone to provide you with different information and we and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus is accurate as of any date other than the respective dates thereof. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we and/or one or more selling stockholders, if applicable, may, from time to time, offer and/or sell shares of our Class A common stock in one or more offerings or resales. This prospectus provides you with a general description of the Class A common stock that we and/or one or more selling stockholders may offer. Each time we sell Class A common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

        The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus as described under the heading "Information Incorporated by Reference" and any additional information described under the heading "Where You Can Find More Information" before making an investment in our Class A common stock. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC offices mentioned under the headings "Information Incorporated by Reference" and "Where You Can Find More Information."

        THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information contained in, or incorporated by reference in, this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We are an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act of 1933, or the Securities Act, and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to Section 102 of the Jumpstart Our Business Startups Act, or the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from the documents incorporated by reference herein. We previously opted out of the extended transition period with respect to new or revised accounting standards and, as a result, we comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards was irrevocable. We may avail ourselves of these provisions until December 31, 2015, after which we will cease to be an emerging growth company.

        Unless we state otherwise or the context otherwise requires, the terms "Adeptus Health," "Adeptus," "we," "us," "our" and the "Company" refer to Adeptus Health Inc. and its consolidated subsidiaries after giving effect to the Reorganization Transactions (as defined herein) completed in connection with our initial public offering, as described under "Our Company"; prior to the consummation of the Reorganization Transactions and the completion of our initial public offering, these terms refer to Adeptus Health LLC, a Delaware limited liability company through which we are currently conducting our operations and its consolidated subsidiaries.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events, development and results with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook," "aim," "anticipate," "are confident," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words in connection with a discussion of future operating or financial performance. Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are disclosed under the heading "Risk Factors" and elsewhere in this prospectus and under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on February 27, 2015, including, without limitation, in conjunction with the forward-looking statements included and incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include without limitation:

  •
  our ability to implement our growth strategy;

  •
  our ability to maintain sufficient levels of cash flow to meet growth expectations;

  •
  our ability to protect our brand;

  •
  federal and state laws and regulations relating to our facilities, which could lead to the incurrence of significant penalties by us or require us to make significant changes to our operations;

  •
  our ability to locate available facility sites on terms acceptable to us;

  •
  competition from hospitals, clinics and other emergency care providers;

  •
  our dependence on payments from third-party payors;

  •
  our ability to source and procure new products and equipment to meet patient preferences;

  •
  our reliance on Medical Properties Trust and the Master Funding and Development Agreements;

  •
  disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs;

  •
  our ability or the ability of our healthcare system partners to negotiate favorable contracts or renew existing contracts with third-party payors on favorable terms;

  •
  significant changes in our payor mix or case mix resulting from fluctuations in the types of cases treated at our facilities;

  •
  significant changes in the rules, regulations and systems governing Medicare and Medicaid reimbursements;

  •
  material changes in Internal Revenue Service, or the IRS, revenue rulings, case law or the interpretation of such rulings;

  •
  shortages of, or quality control issues with, emergency care-related products, equipment and medical supplies that could result in a disruption of our operations;

  •
  the intense competition we face for patients, physician use of our facilities, strategic relationships and commercial payor contracts;

  •
  the fact that we are subject to significant malpractice and related legal claims;

  •
  the growth of patient receivables or the deterioration in the ability to collect on those accounts;

  •
  the impact on us of Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or PPACA, which represents a significant change to the healthcare industry; and

  •
  ensuring our continued compliance with the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which could require us to expend significant resources and capital.

        Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and in the documents incorporated by reference herein. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus or incorporated by reference. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

v

OUR COMPANY

        This summary highlights selected information contained elsewhere in this prospectus or documents incorporated by reference herein, but it does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus, any prospectus supplement and the documents incorporated herein or therein carefully, including the section entitled "Risk Factors" and the financial statements and the related notes incorporated by reference into this prospectus, before you decide to invest in shares of our Class A common stock.

Company Overview

        We are a patient-centered healthcare organization providing emergency medical care through the largest network of independent freestanding emergency rooms in the United States and partnerships with leading healthcare systems. We have experienced rapid growth in recent periods, growing from 14 freestanding facilities at the end of 2012 to 26 freestanding facilities at the end of 2013, and to 68 freestanding facilities as of June 30, 2015. We operate facilities currently located in the: (i) Houston, Dallas/Fort Worth, San Antonio and Austin, Texas markets; (ii) Colorado Springs and Denver, Colorado markets; and (iii) Phoenix, Arizona market, which includes a full service, licensed general hospital. Each of the facilities opened in 2014 and 2015 were newly constructed.

        Since our founding in 2002, our mission has been to address the need within our local communities for immediate and convenient access to quality emergency care in a patient-friendly, cost-effective setting. We believe we are transforming the emergency care experience with a differentiated and convenient care delivery model which improves access, reduces wait times and provides high-quality clinical and diagnostic services on-site. Our facilities are fully licensed and provide comprehensive emergency care with an acuity mix that we believe is comparable to hospital-based emergency rooms.

        For a description of our business, financial condition, results of operations and other important information regarding Adeptus, we refer you to our filings with SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see "Information Incorporated by Reference" and "Where You Can Find More Information."

        Adeptus Health Inc. was incorporated as a Delaware corporation on March 7, 2014 for the purpose of conducting our initial public offering, which was completed on June 30, 2014. In connection with the initial public offering, we completed a reorganization (the "Reorganization Transactions"), which among other things, resulted in Adeptus Health Inc. becoming a holding company with its sole material asset being a controlling equity interest in Adeptus Health LLC. As the sole managing member of Adeptus Health LLC, Adeptus Health Inc. operates and controls all of the business and affairs of Adeptus Health LLC and, through Adeptus Health LLC and its subsidiaries, conducts our business. Adeptus Health Inc. owns 100% of the voting rights of Adeptus Health LLC, and therefore has control over Adeptus Health LLC.

 RISK FACTORS

        The purchase and holding of our Class A common stock involves various risks. You should carefully consider each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on February 27, 2015, which are incorporated by reference herein, as such factors may be updated from time to time in our periodic filings with the SEC, and all of the other information included or incorporated by reference in this prospectus when acquiring or holding our Class A common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our Class A common stock to decline. You could lose all or part of your investment.

 USE OF PROCEEDS

        In the case of a sale of shares of our Class A common stock by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of shares of our Class A common stock by any selling stockholders, we will not receive any of the proceeds from such sale.

 DIVIDEND POLICY

        We do not currently plan to pay a dividend on our Class A common stock. The declaration, amount and payment of any future dividends on shares of our Class A common stock will be at the sole discretion of our board of directors.

        Adeptus Health Inc. is a holding company and has no material assets other than its ownership of limited liability company units of Adeptus Health LLC, or LLC Units. In the event that we do pay a dividend, we intend to cause Adeptus Health LLC to make distributions to us in an amount sufficient to cover such dividend. If Adeptus Health LLC makes such distributions to us, the other holders of LLC Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

        Our Senior Secured Credit Facility limits the ability of Adeptus Health LLC to pay distributions to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations and Commitments—Senior Secured Credit Facility" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein.

        Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Adeptus Health LLC is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Adeptus Health LLC (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Adeptus Health LLC are generally subject to similar legal limitations on their ability to make distributions to Adeptus Health LLC.

SELLING STOCKHOLDERS

        Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment hereto or in filings we make with the SEC, which are incorporated by reference into this prospectus.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, the forms of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

        Our authorized capital stock consists of 50,000,000 shares of Class A common stock, par value $0.01 per share, 20,000,000 shares of Class B common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock.

        Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. The holders of our common stock vote to elect our directors by a plurality of the votes cast. On all other matters other than those specified in our amended and restated certificate of incorporation and amended and restated by-laws, where a 66 2/3% vote of the then outstanding shares of our common stock is required, the affirmative vote of a majority in voting power of shares present at a meeting of the holders of our common stock is required.

  Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive our remaining assets available for distribution.

        Holders of shares of our Class A common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our Class A common stock. Subject to the transfer restrictions set forth in the Amended and Restated Limited Liability Company Agreement, certain of the owners of Adeptus Health LLC prior to the consummation of our initial public offering, which we collectively refer to as the Post-IPO Unit Holders, may exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications.

  Class B Common Stock

        Holders of shares of Class B common stock shall be entitled to one vote for each share of record on all matters submitted to a vote of stockholders.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Adeptus Health Inc. However, if Adeptus Health LLC makes distributions to Adeptus Health Inc., the other holders of LLC Units, including the Post-IPO

Unit Holders, will be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

        Holders of shares of our Class B common stock do not have preemptive, subscription or, except as described below, conversion rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. Shares of Class B common stock will generally not be transferable other than in connection with an exchange of LLC Units for Class A common stock.

        Holders of shares of Class B common stock have the right to exchange their vested LLC Units (together with a corresponding number of shares of our vested Class B common stock) for shares of our Class A common stock on a one-for-one basis.

Preferred Stock

        We do not currently have any preferred stock outstanding. However, our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock are available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

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  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the redemption or repurchase rights and price or prices, if any, for shares of the series and any applicable restrictions;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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  restrictions on the issuance of shares of the same series or of any other class or series; and

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  the voting rights, if any, of the holders of the series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and Certain Provisions of Delaware Law.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our amended and restated by-laws provide that special meetings of the stockholders may be called only by or at the direction of a majority of the board of directors, the chairman of our board of directors or chief executive officer. Our amended and restated by-laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated by-laws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Amendment of By-laws

        Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal our amended and restated by-laws and that our stockholders may only amend our amended and restated by-laws with the approval of the majority of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

        The General Corporation Law of the State of Delaware, or the DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders of a company may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise.

Delaware Anti-Takeover Statute

        We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

        However, our amended and restated certificate of incorporation and by-laws provide that in the event Sterling Partners, a significant stockholder, ceases to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. If Section 203 were to apply to us, we expect that it would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, the amended and restated certificate of incorporation and the amended and restated by-laws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Transfer Agent and Registrar

        Computershare Trust Company, N.A., is the transfer agent and registrar for our Class A common stock.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "ADPT."

 PLAN OF DISTRIBUTION

        We and/or one or more selling stockholders, if applicable, may sell the shares of Class A common stock covered by this prospectus in any of the following ways (or in any combination):

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  directly to one or more purchasers;

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  to or through underwriters or dealers; or

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  through agents.

        We will prepare a prospectus supplement or supplements, if required, that will describe the method of distribution and disclose the terms and conditions of any offering of shares of Class A common stock, including:

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  the name or names of any underwriters, dealers or agents and the amounts of Class A common stock underwritten or purchased by each of them;

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  the offering price of the shares of Class A common stock and the proceeds to us and/or any selling stockholders, if applicable, and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers; and

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  any options under which underwriters may purchase additional shares of Class A common stock from us and/or any selling stockholder.

        Any offering price and any discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the shares of Class A common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        Pursuant to our registration rights agreement with our sponsor and certain other stockholders, we will pay certain registration expenses of such selling stockholders.

        We and/or any selling stockholders, if applicable, may distribute the Class A common stock from time to time in one or more transactions at:

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  a fixed price or prices, which may be changed from time to time;

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  market prices prevailing at the time of sale;

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  prices relating to such prevailing market prices; or

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  negotiated prices.

        Underwriters, dealers or any other third parties described above may offer and sell the offered Class A common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any shares of Class A common stock, the Class A common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Class A common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the shares of Class A common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares of Class A common stock if they purchase any of the shares of Class A common stock (other than any shares of Class A common stock purchased upon exercise of any overallotment option), unless otherwise specified in the prospectus supplement. We and/or one or more selling stockholders may use underwriters with whom we and/or such selling stockholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, as required, naming the underwriter.

        We and/or one or more selling stockholders, if applicable, may sell the Class A common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the Class A common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may engage in "at the market" offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares of Class A common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any underwriters, dealers and agents that participate in the distribution of the Class A common stock may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the Class A common stock, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

        The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a "conflict of interest" as defined in FINRA Rule 5121 ("Rule 5121"), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

        We and/or any selling stockholders may agree to indemnify an underwriter, dealer or agent against certain liabilities related to the selling of the Class A common stock, including liabilities arising under the Securities Act. Under our registration rights agreement with the Sponsors and certain other stockholders, we have agreed to indemnify certain selling stockholders against certain liabilities that may arise under the Securities Act.

        The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

        Selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus. Registration of the shares of Class A common stock covered by this prospectus does not mean that any shares of Class A common stock will be offered or sold.

LEGAL MATTERS

        The validity of the Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Adeptus Health Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED ACCOUNTING FIRM

        On October 22, 2013, the board of directors engaged KPMG LLP, or KPMG, as the independent registered public accounting firm of First Choice ER, LLC and its consolidated subsidiaries. Concurrent with this appointment, we dismissed Grant Thornton LLP, or Grant Thornton, effective October 22, 2013. The decision to change our principal independent registered public accounting firm was approved by our audit committee. Grant Thornton's report on the financial statements of First Choice ER, LLC and its consolidated subsidiaries for the year ended December 31, 2012 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports and (ii) no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K issued by the SEC, in connection with the audit of the financial statements of First Choice ER, LLC and its consolidated subsidiaries for the 2012 period audited by Grant Thornton through the replacement of Grant Thornton with KPMG.

        Neither we nor anyone acting on our behalf consulted with KPMG at any time prior to their retention by us with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of First Choice ER, LLC and its consolidated subsidiaries, and neither a written report nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement or a reportable event (as such terms are defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K).

 INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate certain information in this prospectus by reference to other documents that we file with them. This means that we can disclose information to you for purposes of this prospectus by referring you to other documents on file with the SEC. The information incorporated by reference is an important part of this prospectus.

        We incorporate in this prospectus by reference the documents listed below:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

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  our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed on May 1, 2015;

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  our Definitive Proxy Statement on Schedule 14A, filed on April 14, 2015 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014);

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  our Current Reports on Form 8-K filed on February 26, 2015, April 21, 2015, April 23, 2015, May 11, 2015, May 22, 2015 and June 19, 2015;

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  the description of our Class A common stock contained in our Registration Statement on Form 8-A filed on June 25, 2014, including all amendments and reports filed for the purpose of updating such description; and

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  all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offerings to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

        Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been "furnished" to and not "filed" with the SEC.

        Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

        We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents, at no cost, by writing or telephoning us at the following address:

Adeptus Health Inc.
2941 Lake Vista Drive
Lewisville, Texas 75067
Telephone: (972) 899-6666

        Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Report, are also available on our website at ir.adeptushealth.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

        You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor any selling stockholder has authorized anyone else to provide you with different information.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock covered by this prospectus. This prospectus, filed as part of the registration statement, together with the information incorporated by reference herein, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements made in or incorporated by reference herein about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and as a result, file annual, quarterly and current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above or inspect them without charge at the SEC's website.

2,750,000 Shares

Class A Common Stock

Prospectus Supplement

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch

Lead Manager

BMO Capital Markets

Co-Managers

Evercore ISI	Piper Jaffray	Dougherty & Company